Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF DECEMBER 1, 2010

BY AND AMONG

DELTA INVESTMENTS & DEVELOPMENT, LLC,

AS PURCHASER, AND

COLUMBIA PROPERTIES VICKSBURG, LLC

AS SELLER

i

5.18	ACCOUNTS AND NOTES RECEIVABLE AND PAYABLE	24
5.19	NO OTHER REPRESENTATIONS OR WARRANTIES; SCHEDULES	25

ARTICLE VI Representations and Warranties of Purchaser		25

6.1	PURCHASER’S REPRESENTATIONS AND WARRANTIES	25
6.2	ORGANIZATION AND GOOD STANDING	26
6.3	AUTHORIZATION OF AGREEMENT	26
6.4	CONFLICTS; CONSENTS OF THIRD PARTIES	26
6.5	LITIGATION	27
6.6	FINANCIAL ADVISORS	27
6.7	FINANCIAL CAPABILITY	27
6.8	LICENSABILITY OF PURCHASER AND PRINCIPALS	27
6.9	COMPLIANCE WITH GAMING LAWS AND LIQUOR LAWS	27
6.10	CITIZENSHIP	28
6.11	PURCHASED ASSETS “AS IS”; PURCHASER’S ACKNOWLEDGMENT REGARDING SAME	28

ARTICLE VII Indemnification		29

7.1	INDEMNIFICATION OBLIGATIONS OF PURCHASER	29
7.2	INDEMNIFICATION OBLIGATIONS OF THE SELLER	29
7.3	LIMITATIONS.	29

ARTICLE VIII Pre-Closing Covenants and Agreements		29

8.1	ACCESS TO INFORMATION	29
8.2	CONDUCT OF THE BUSINESS PENDING THE CLOSING	30
8.3	REGULATORY APPROVALS	30
8.4	FURTHER ASSURANCES	31
8.5	CONFIDENTIALITY	31
8.6	PRESERVATION OF RECORDS	31
8.7	PUBLICITY	32
8.8	SUPPLEMENTATION AND AMENDMENT OF SCHEDULES	32

ARTICLE IX Additional Agreements		32

9.1	EMPLOYEES	32
9.2	RESERVATIONS; CHIPS; CUSTOMER INFORMATION AND PROPERTY	33
9.3	CERTAIN TRANSACTIONS	35
9.4	INSURANCE POLICIES	35
9.5	INSURANCE; CASUALTY AND CONDEMNATION	35
9.6	POST-CLOSING USE OF MARKS ASSOCIATED WITH THE CASINO BUSINESS	36
9.7	NO CONTROL	37
9.8	EMPLOYEE SOLICITATION	37

ARTICLE X Conditions to Closing		37

10.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	37
10.2	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER	38
10.3	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND THE SELLER	38
10.4	FRUSTRATION OF CLOSING CONDITIONS	39

ARTICLE XI Taxes		39

11.1	TRANSFER TAXES	39
11.2	PURCHASE PRICE ALLOCATION	39

ARTICLE XII Miscellaneous		39

12.1	EXPENSES	39
12.2	INJUNCTIVE RELIEF	39
12.3	SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS	39
12.4	WAIVER OF RIGHT TO TRIAL BY JURY	40
12.5	ENTIRE AGREEMENT; AMENDMENTS; WAIVERS AND CONFLICTS	40
12.6	GOVERNING LAW	40
12.7	NOTICES	40
12.8	SEVERABILITY	41
12.9	BINDING EFFECT; ASSIGNMENT	41
12.10	RESERVED	41
12.11	RELEASE	41
12.12	TERMINATION OF REPRESENTATIONS AND WARRANTIES	42
12.13	SCHEDULES	42
12.14	COUNTERPARTS	42
12.15	CONFIDENTIAL TREATMENT	42
12.16	NO THIRD-PARTY BENEFICIARIES	42

Exhibits

Exhibit A	-	Escrow Agreement
Exhibit B	-	[Reserved]
Exhibit C	-	Special Warranty Deed
Exhibit D	-	Assignment of Leases
Exhibit E	-	Assignment and Assumption Agreement
Exhibit F	-	Bill of Sale
Exhibit G	-	Customer Database
Exhibit H	-	Non-Foreign Affidavit

Schedules

Schedule 1.1.1	-	Seller Knowledge Parties
Schedule 2.1(a)	-	Assumed Leased Real Property
Schedule 2.1(d)	-	Equipment
Schedule 2.1(f)	-	Assumed Agreements
Schedule 2.2(c)	-	Excluded Agreements
Schedule 2.2(k)	-	Excluded Intellectual Property
Schedule 5.4(a)	-	Conflicts
Schedule 5.4(b)	-	Seller Consents of Third Parties
Schedule 5.5	-	Title to Purchased Assets
Schedule 5.6	-	Financial Statements
Schedule 5.8(a)	-	Owned Real Property
Schedule 5.8(b)	-	Leased Real Property
Schedule 5.9	-	Material Contracts
Schedule 5.10	-	Litigation; Orders
Schedule 5.11	-	Compliance with Environmental Laws
Schedule 5.12(b)	-	Employment Agreements

Schedule 5.12(e)	-	Employee Information
Schedule 5.13(a)	-	Seller Benefit Plans
Schedule 5.13(b)	-	Assumed Benefit Plans
Schedule 5.14	-	Financial Advisors
Schedule 5.15	-	Permits; Compliance with Laws
Schedule 5.17(a)	-	Vessel
Schedule 5.18(a)	-	Accounts and Notes Receivable and Payable
Schedule 9.2(a)	-	Reservations
Schedule 9.2(d)	-	Safe Deposit Boxes
Schedule 10.1(c)	-	Roof Repair and Mold Remediation
Schedule 11.2	-	Purchase Price Allocation

Purchaser Schedules

Schedule 6.4(b)	-	Purchaser Consents of Third Parties
Schedule 6.6	-	Purchaser Financial Advisors
Schedule 10.1(b)	-	Purchaser Required Governmental Consents

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of December 1, 2010 (the “Effective Date”), is by and among COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company (the “Seller”), and DELTA INVESTMENTS & DEVELOPMENT, LLC, a Nevada limited liability company (“Purchaser”).  Each of the Seller and Purchaser is a “Party” and collectively they are the “Parties” to this Agreement.

W I T N E S S E T H:

WHEREAS, the Seller presently owns and operates the Horizon Vicksburg Casino in Vicksburg, Mississippi;

WHEREAS, the Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from the Seller the Purchased Assets and the Assumed Liabilities, all as more specifically provided herein;

WHEREAS, in connection with the execution and delivery of this Agreement and concurrent with the same, Purchaser, the Seller and Chicago Title and Trust Company, as escrow agent (the “Escrow Agent”) have entered into the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which Purchaser has deposited Three Hundred Thousand & No/100 Dollars ($300,000.00) (the “Escrowed Funds”) with the Escrow Agent;

NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
Definitions

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified or referenced below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that with respect to the Seller, the term does not include any shareholder of Tropicana Entertainment Inc. or any of such shareholder’s Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and other agreements contemplated by or under this Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b).

“Assumed Agreements” means, collectively, those Contracts set forth on Schedule 2.1(f) to which the Seller is a party, but excluding the Excluded Agreements.

“Assumed Benefit Plan” has the meaning set forth in Section 5.13(b).

“Assumed Intellectual Property” means the name “Horizon.”

“Assumed Leased Real Property” means those certain leases and/or subleases and other agreements listed on Schedule 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Information” has the meaning set forth in Section 5.6.

“Bill of Sale” has the meaning set forth in Section 4.2(d).

“Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close.

“Cage Cash” means all cash contained in the cage, TITO (Ticket In, Ticket Out) exchange devices, slot change booths, count rooms and drop boxes at the Casino Business.

“Casino Business” means all of the Seller’s riverboat gambling, gaming, hospitality, restaurant, entertainment and related businesses, as currently conducted in Vicksburg, Mississippi.

“Challenge” means, with respect to any Order, an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Purchase Price” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended and currently enacted as of the Effective Date.

“Collective Bargaining Agreement” means any Contract or other binding agreement or arrangement with any labor union or organization, works council or other similar employee representative.

“Confidentiality Agreement” has the meaning set forth in Section 8.5.

“Contract” means any indenture, note, bond, mortgage, deed of trust, deed of constitution of mortgage, mortgage note pledge agreement, loan agreement, franchise agreement, lease, sublease, license, sublicense, purchase order and other contract, agreement, arrangement, commitment or instrument, whether written or oral, to which the Seller is a party or by which it may be bound, or to which its properties are or may be subject.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other customer information collected and used by the Seller in connection with marketing and promoting the Casino Business.

“Damages” has the meaning set forth in Section 7.1.

“Deposits” has the meaning set forth in Section 2.1(h).

“Disclosure Schedules” means the Schedules and the Purchaser Schedules.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials of the Seller, in each case whether or not in electronic form.

“Effective Date” has the meaning set forth in the Preamble.

“Employees” means all individuals who are employed by the Seller as of the Effective Date, together with individuals (a) who are hired after the Effective Date and prior to the Closing or (b) who have or will have re-hire or reinstatement rights with the Seller under applicable Law or pursuant to a Contract as of the Closing.

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance, but does not include any restrictions under licenses of, or other agreements related to, Intellectual Property.

“Environmental Laws” means all applicable federal, state, municipal, or local laws, statutes or by laws or ordinances relating to the environment and any other applicable environmental laws, in each case as amended from time to time.

“Equipment” means all machinery, motors, equipment, furniture, fixtures, furnishings, vehicles, spare parts, leasehold improvements, Gaming Equipment, Vessel equipment, artwork, desks, chairs, tables, computer and computer-related hardware and firmware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, all food processing and preparation and washing equipment, racks, trays, buffet tables, flatware, serving ware, utensils, crockery, plates, cutlery and other similar items, uniforms, napkins, linens and other tangible personal property held by the Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 3.2.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Escrowed Funds” has the meaning set forth in the Recitals.

“Excluded Agreements” means the Contracts listed on Schedule 2.2(c).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Intellectual Property” means all Intellectual Property (except for Assumed Intellectual Property) of the Seller, including the Intellectual Property set forth on Schedule 2.2(k).

“Excluded Matter” means any one or more of the following: (a) the effect of any changes in applicable Law or GAAP (b) any change, event or effect arising out of or resulting from changes in or affecting the (i) travel, hospitality or gaming industries generally, (ii) travel, hospitality or gaming industries in the markets or jurisdictions where the Casino Business is located or (iii) the financial, banking, currency or capital markets in general; (c) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement (including any facts or circumstances relating to Purchaser, its equity owners or investors or their respective Affiliates (including their respective identities)); (d) any change, event or effect resulting from any act of terrorism, commencement, escalation, continuation or cessation of armed hostilities in the United States or internationally or declaration of war by or against or otherwise involving the United States; (e) any existing event or occurrence or circumstance with respect to which Purchaser has knowledge as of the date hereof and any transactions, changes or events arising in connection with any of the foregoing; (f) any adverse change to, or effect on, the business of the Seller that is cured in all material respects as of the Closing Date; and (g) any change to, or effect on, any of the Excluded Assets.  Further, no event or condition that results primarily from such events, including any breach or default or event of default under indebtedness of the Seller or its Affiliates shall be deemed to have, individually or in the aggregate, a Material Adverse Effect.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FCC License” means the license(s) to operate a base station and two way security radios at the Casino.

“Final Order” means an Order of any court of competent jurisdiction: (a) as to which no Challenge has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing a Challenge shall have expired; and (c) as to which no stay is in effect; provided, however, the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure (or its substantial equivalent) may be filed with respect to such Order shall not prevent such Order from being deemed a Final Order.

“Financial Information” has the meaning set forth in Section 5.6.

“GAAP” means generally accepted accounting principles in the United States as of the Effective Date.

“Gaming Approvals” means all Permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the Parties to consummate the transactions contemplated by this Agreement or necessary to permit Purchaser to acquire the Purchased Assets, assume the Assumed Liabilities and operate the Casino Business, in each case, after the Closing in substantially the same manner as owned and operated by the Seller.

“Gaming Authorities” means all Governmental Entities with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including without limitation the Mississippi Gaming Commission.

“Gaming Equipment” means all gambling games, slot machines, tables, other gaming equipment and associated gaming equipment of the Seller together with the Seller’s inventory of gaming chips,

tokens, scrip, markers, gaming supplies and other items that are used by the Seller in the operation of the Casino Business.

“Gaming Laws” or “Gaming Regulations” means the laws, rules, regulations and orders applicable to the casino, racing, gaming businesses or activities of the Parties, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Governmental Approval” means any Permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any government or governmental or regulatory body thereof, or quasi-governmental or quasi-regulatory body thereof, or political subdivision thereof, whether supra-national, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

“Intellectual Property” means (a) patents, domestic and foreign, and patent disclosures together with all reissuances, continuations, divisionals, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans, domestic and foreign (and all translations, adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works, domestic and foreign; (d) Internet domain names and web sites; (e) registrations and applications for any of the foregoing; (f) trade secrets, confidential and proprietary information, processes, formulae, drawings, specifications, know-how and inventions; (g) computer software and databases (including source code, executable code, firmware, data, and technical documentation); (h) licenses; (i) all rights to sue for past infringements of, and all rights to payment from licensees of, Intellectual Property owned by the Seller; and (j) all other intellectual property.

“Inventory” means all inventory of the Seller of merchandise held for resale or use in the Casino Business and all food and beverage inventory, including rights to vending and concession inventory, held for sale or service to patrons and/or employees of the Casino Business.

“IRS” means the Internal Revenue Service of the United States Department of the Treasury.

“Knowledge of Buyer” and “Buyer’s Knowledge” and words of similar import mean the actual knowledge of those Persons identified on Schedule 1.1.1.

“Knowledge of the Seller” and “Seller’s Knowledge” and words of similar import mean the actual knowledge of those Persons identified on Schedule 1.1.1.

“Law” means any federal, state, provincial, local or foreign law, statute, code, ordinance, rule, regulation or policy.

“Leased Real Property” means those certain leases and/or subleases and other agreements listed on Schedule 5.8(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims by or before a Governmental Entity.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Liquor Authorities” means, in any jurisdiction in which the Parties sell and distribute liquor, the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws, including, without limitation, the Alcoholic Beverage Control Division of the Mississippi Department of Revenue.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Parties in any jurisdiction, as in effect from time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Liquor License” means, in any jurisdiction in which the Parties sell and distribute liquor, any license, permit, or other authorization to sell and distribute liquor that is granted or issued by the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Master Agreement” means the Amended and Restated Master Purchase and Sale Agreement between the City of Vicksburg, Mississippi, and Columbia Properties Vicksburg, LLC dated October 24, 2003.

“Material Adverse Effect” means any event, circumstance, change or occurrence that has a material adverse effect on the Purchased Assets or the business, operations, assets, liabilities or condition (financial or otherwise) of the Seller’s Casino Business taken as a whole other than any change to, or effect on, on any of the Excluded Assets, or resulting from an Excluded Matter.

“Material Contract” means any Contract, including any Assumed Agreement, that (a) has a remaining obligation, whether annually or in the aggregate, for payment or services by the Seller in excess of One Hundred Thousand Dollars ($100,000.00), and (b) is not cancelable by the Seller upon thirty (30) days or less notice.

“Multiemployer Plan” has the meaning set forth in Section 5.13(d).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Casino Business, consistent with past practice.

“Owned Real Property” means those certain parcels of real property more particularly described in Schedule 5.8(a).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 5.15.

“Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the title policies previously made available to Purchaser; (b) statutory liens for current Taxes, assessments or other governmental levies, fees or charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which

(in either such case) adequate reserves have been accrued on the balance sheet in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business not yet delinquent or the amount and validity of which is being contested in good faith and that (in either case) are not material to the Casino Business and that are not resulting from a breach, default or violation by the Seller or its Affiliates of any Contract or Law; (d) zoning, building codes, entitlement and other real property use and environmental laws and regulations by any Governmental Entity provided that such regulations are not violated by the current use or occupancy of such property or the operation of the Casino Business, or any violation of which would not have a Material Adverse Effect on the Casino Business; (e) title of a lessor under a capital or operating lease; (f) maritime liens that arise by operation of Law during normal operations and that (i) have not yet been recorded on any vessel abstract or judicially asserted and (ii) are not past due or which are currently being contested in good faith by Legal Proceedings disclosed on Schedule 5.10; (g) riparian, littoral and other rights created by the fact that any portion of the Owned Real Property formerly comprised, or currently comprises, shores or bottoms of navigable waters that do not and will not materially interfere with the use of the property or assets to which they relate in the manner and for the purposes theretofore used by the Seller; (h) such other imperfections in title, charges, easements, covenants, conditions, restrictions and other similar Encumbrances that do not or would not materially interfere with the use or occupancy of the applicable property and (i) any and all matters that would be disclosed by an accurate survey or inspection of the applicable property that do not or would not materially interfere with the use or occupancy of the applicable property.  The Purchaser shall have until December 10, 2010 to obtain a survey of the applicable property; and after such time, subsection “(i)” of this definition of Permitted Encumbrances shall read as follows: any and all matters that would be disclosed by an accurate survey or inspection of the applicable property.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock Seller, trust, unincorporated organization, Governmental Entity or other entity.

“Property” means the Owned Real Property, the Assumed Leased Real Property, the Vessel, the Equipment, the Gaming Equipment, the Inventory and all other tangible personal property, fixtures and improvements owned by the Seller and placed on, attached to or located at or exclusively used in connection with the operation of the Casino Business.

“Property Lease” means the Second Riverboat Property Lease, dated as of June 23, 1993, by and between the Mayor and Aldermen of the City of Vicksburg, Mississippi, as Lessee, and Harrah’s Vicksburg Corporation, as Lessor, as amended, supplemented or modified.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 6.3.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2.

“Purchaser Permits” has the meaning set forth in Section 6.9(a).

“Purchaser Schedules” has the meaning set forth in Section 6.1.

“Purchaser Released Parties” has the meaning set forth in Section 12.11.

“Qualified Plans” has the meaning set forth in Section 5.13(c).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Requested Party” has the meaning set forth in Section 8.6.

“Required Governmental Consents” has the meaning set forth in Schedule 10.3(c).

“Schedules” has the meaning set forth in Section 5.1.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plans” has the meaning set forth in Section 5.13(a).

“Seller Documents” has the meaning set forth in Section 5.3.

“Seller Indemnified Parties” has the meaning set forth in Section 7.1.

“Seller Released Parties” has the meaning set forth in Section 12.11.

“Shipping Act” has the meaning set forth in Section 5.17(b).

“Tax” and, with correlative meaning, “Taxes” mean (a) all federal, state or local taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Entity, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Termination Date” has the meaning set forth in Section 4.4(b).

“Transfer Taxes” has the meaning set forth in Section 11.1.

“Transferred Employees” has the meaning set forth in Section 9.1(a).

“Unaudited Financial Information” has the meaning set forth in Section 5.6.

“Vessel” means the vessel known as The Star of Vicksburg, f/k/a the Merimac 3, Official Number 587361, including:  (a) all superstructure currently constructed thereon; (b) plans and specifications therefor, if owned by the Seller; (c) existing warranties therefor, if any; and (d) all engines, propellers, tenders, boats, parts, spares, tools, equipment, machinery, gear, implements, broached and unbroached consumable stores, provisions for furniture, fixtures, fuel, pumps, anchors, cables, chains, apparel, rigging, tackle, fittings, accessories, appurtenances, appliances, supplies therefor, inventory parts, ramps, generators and related equipment (including existing walkways), and all other appurtenances and accessories related to the Vessel and owned by the Seller, whether located onboard the Vessel or elsewhere.

“Vessel Bill of Sale” has the meaning set forth in Section 4.2(d).

“WARN ACT” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)          Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning ascribed to such term in this Agreement.

(iv)          Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)           Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          Herein; Including.  Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The word “including” shall be deemed to be followed by the words, “without limitation” whenever used in this Agreement or the Schedules hereto.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, pursuant to the terms of this Agreement, Purchaser shall purchase, acquire and accept from the Seller and the Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Encumbrances (except for Permitted Encumbrances or Encumbrances related to the Assumed Liabilities), all of the Purchased Assets.  “Purchased Assets” shall mean (excluding the Excluded Assets) all of the Seller’s right, title and interest in the properties, assets and rights of the Seller primarily related to the Casino Business, including, but not limited to, the following:

(a)           the Owned Real Property;

(b)           the Assumed Leased Real Property;

(c)           the Vessel;

(d)           all Equipment, including the Gaming Equipment and the Equipment set forth on Schedule 2.1(d);

(e)           all Inventory;

(f)            the Assumed Agreements;

(g)           all Cage Cash of the Seller as of the Closing Date;

(h)           security, vendor, utility, and other similar deposits, prepayments or rebates (collectively, “Deposits”) and prepaid payroll and withholding taxes;

(i)            all accounts receivable and other current assets;

(j)            the prepaid rent of the Seller associated with the Property Lease;

(k)           human resource Documents related to Transferred Employees hired by Purchaser, to the extent allowed under applicable Law;

(l)            all advertising, marketing and promotional materials and all other printed or written materials;

(m)          all transferable Permits, from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

(n)           all warranties and guaranties held by the Seller with respect to any improvements or personal property located at the Casino Business, to the extent the same are transferable;

(o)           all bookings and reservations for guest, conference and banquet rooms or other facilities at the Casino Business as of the Closing, together with all deposits held by Seller with respect thereto;

(p)           all Assumed Intellectual Property;

(q)           all landline telephone numbers; and

(r)            all goodwill associated with the Casino Business.

2.2           Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean the following assets of the Seller (but excluding the Purchased Assets):

(a)           all cash and cash equivalents other than Cage Cash;

(b)           any and all rights under this Agreement, claims, counterclaims, demands and causes of action of the Seller;

(c)           the Excluded Agreements and any and all rights thereunder;

(d)           the Closing Date Purchase Price and the Purchase Price;

(e)           all rights (i) under the Seller’s insurance policies relating to the Casino Business (including health insurance, worker’s compensation insurance and life insurance), and any right to refunds due with respect to such insurance policies arising prior to the Closing Date and (ii) under or pursuant to all warranties (express or implied), representations and guarantees made by third parties relating to any Excluded Assets;

(f)            any (i) human resources Documents related to any Employee who is not hired by Purchaser; (ii) Documents that the Seller is required by Law to retain or that the Seller determines are necessary or advisable to retain, including Tax Returns, financial statements and corporate or other entity filings; provided, that Purchaser shall have the right to make copies of any portions of such retained Documents that relate to the Casino Business or any of the Purchased Assets at Purchaser’s expense and request; (iii) any information management systems of the Seller, other than those used or held for use exclusively in the Casino Business and sixty (60) days of free usage by Purchaser, after Closing Date, of Seller’s back of house systems related to accounts payable, payroll, general ledger accounting, and human resources that will be provided and supported, assuming Buyer negotiates with a software provider for short term software licensing, free of charge; provided further, two (2) thirty (30) day extensions to the initial usage period will be granted at a cost of ten thousand dollars ($10,000) per month to the Buyer that will compensate Seller for administrative support of such systems; provided further, at the end of the two (2), thirty (30) day extensions, access to the systems and support will cease; and (iv) minute books, stock ledgers and membership certificates of the Seller;

(g)           any claim, right or interest of the Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(h)           any rights, claims or causes of action of the Seller against third parties relating to assets, properties, business or operations of the Seller arising out of events occurring on or prior to the Closing Date;

(i)            the Seller’s rights, title and interests in any assets not related to the Casino Business;

(j)            all assets associated with any Seller Benefit Plan, including the Seller’s rights, title and interests in any (i) assets related to a defined benefit or defined contribution retirement plan and (ii) assets related to non-qualified deferred compensation plan (except with respect to any Assumed

Benefit Plan, or to the extent related Liabilities of such Seller Benefit Plans are assumed by Purchaser); and

(k)           the Excluded Intellectual Property.

2.3           Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities (the “Assumed Liabilities”):

(a)           all Liabilities under the Assumed Agreements, including the Property Lease, the Owned Real Property and the Assumed Leased Real Property;

(b)           all Liabilities relating to amounts required to be paid by Purchaser hereunder;

(c)           all Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(d)           all Liabilities of the Seller that arise or accrue following the Closing Date with respect to accrued payroll (including accrued payroll Taxes), bonus, vacation pay, severance and holiday pay of the Employees and any such other Liabilities assumed by Purchaser pursuant to Section 9.1; and

(e)           all other Liabilities with respect to the Casino Business and the Purchased Assets that arise or accrue following the Closing Date.

2.4           Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, other than the Assumed Liabilities, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of the Seller, other than the Assumed Liabilities (the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities shall include, but shall not be limited to, the following:

(a)           all Liabilities arising out of Excluded Assets, including the Excluded Agreements;

(b)           all Liabilities for Taxes of the Seller relating to the Purchased Assets for any Tax periods (or portions thereof) ending on or before the Closing Date;

(c)           all Liabilities arising out of or relating to any Seller Benefit Plan;

(d)           all Liabilities of the Seller that arise or accrue prior to the Closing Date with respect to accrued payroll (including accrued payroll Taxes), bonus, vacation pay, severance and holiday pay of the Employees and any such other Liabilities with respect to the Employees that arise or accrue prior to the Closing Date;

(e)           all other Liabilities with respect to the Casino Business and the Purchased Assets that arise or accrue prior to the Closing Date; and

(f)            all Liabilities of the Seller under this Agreement.

2.5           Procedures for Assumption of Agreements.

(a)           Subject to the receipt of any required third-party consents, at the Closing, the Seller shall assume and assign to Purchaser the Assumed Agreements.

(b)           Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Purchased Asset that by its terms or by operation of Law cannot be conveyed, assigned, transferred or assumed without approval or consent.  Seller and Purchaser shall cooperate with each other’s reasonable requests for assistance in the solicitation of any such required approvals or consents. Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, assignment, license, sublicense, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Purchaser of any asset that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in ARTICLE X, in which event the Closing shall proceed only if the failed condition is waived by the party entitled to the benefit thereof.  In the event that the failed condition is waived (except for those conditions set forth in Section 10.3 hereof, which cannot be waived) and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, Purchaser and the Seller shall use commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents and waivers.  Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable arrangement designed to provide Purchaser with all of the benefits of use of such asset and to the Seller the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser at the Closing.  Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at Closing is obtained, the Seller shall assign, transfer, convey and deliver such asset to Purchaser at no additional cost.  To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.5(b), then Purchaser and the Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder.  The Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by the Seller derived from its use of any Purchased Asset in connection with the arrangements under this Section 2.5(b).

2.6           Further Conveyances and Assumptions.

(a)           From time to time following the Closing, to the extent not transferred to Purchaser pursuant to Section 2.1(k) and to the extent permitted under applicable Law, the Seller shall, and shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to effect the transition of such Employees into Purchaser’s records, provided that the Seller, at its election, shall be permitted to retain copies of such data or records in electronic or paper format.

(b)           From time to time following the Closing, the Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, assignments, consents, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, the transfer of all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to the Seller and its Affiliates and successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.7           Bulk Sales Law.  Purchaser hereby waives, in connection with the transactions contemplated by this Agreement and the Seller Documents, compliance by the Seller with the requirements and provisions of any “bulk-transfer” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where the Seller owns assets to be conveyed to Purchaser hereunder and other similar bulk transfer notice provisions or Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser other than bulk-transfer tax notice provisions.

ARTICLE III
CONSIDERATION

3.1           Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities.

3.2           Escrowed Funds.  Pursuant to the terms of the Escrow Agreement, Purchaser has deposited the Escrowed Funds with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent (the “Escrow Account”).  The Escrowed Funds will be released by the Escrow Agent and delivered to either Purchaser or the Seller in accordance with the provisions of this Agreement and the Escrow Agreement.

3.3           Payment of Purchase Price; Assumption of Assumed Liabilities.  On the Closing Date, (a) Purchaser shall pay to the Seller, by wire transfer of immediately available United States federal funds into an account designated by the Seller, an amount (the “Closing Date Purchase Price”) equal to the Purchase Price (less the amount of the Escrowed Funds applied to the Purchase Price pursuant to the terms and conditions of the Escrow Agreement), (b) the Escrow Agent shall release and deliver to the Seller the Escrowed Funds, pursuant to the terms and conditions of the Escrow Agreement, and (c) the Purchaser shall assume the Assumed Liabilities by executing and delivering to the Seller the Assignment and Assumption Agreement, which shall be substantially in the form of Exhibit E;

3.4           Reserved.

ARTICLE IV
CLOSING AND TERMINATION

4.1           Closing Date.  Unless this Agreement is earlier terminated pursuant to Section 4.4 hereof, and subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the Party entitled to waive the applicable condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in ARTICLE II hereof (collectively, the “Closing”) shall take place at the offices of Balch & Bingham LLP located at 401 East Capitol Street, Suite 200, Jackson, Mississippi 39201 (or at such other place as the Parties may designate in writing) at 10:00 a.m. CT on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2           Deliveries by the Seller.  At the Closing, the Seller shall deliver to Purchaser (or Purchaser shall have otherwise received):

(a)           a duly executed special warranty deed (as customary in the applicable jurisdiction) with respect to the Owned Real Property, substantially in the form of Exhibit C;

(b)           a duly executed assignment of leases for each of the leases comprising the Assumed Leased Real Property, substantially in the form of Exhibit D;

(c)           a duly executed assignment and assumption agreement for the Assumed Liabilities (the “Assignment and Assumption Agreement”), substantially in the form of Exhibit E;

(d)           a duly executed bill of sale (the “Bill of Sale”) and vessel bill of sale (“Vessel Bill of Sale”), substantially in the form of Exhibit F;

(e)           a duly executed assignment and assumption agreement relating to the Master Agreement and the Property Lease;

(f)            such documentation, identified by Purchaser at least five (5) days before the date of the Closing, as may be necessary to change the authorized signatories on any bank accounts, safety deposit boxes and lock boxes containing Purchased Assets;

(g)           the officer’s certificate required to be delivered pursuant to Section 10.1(b);

(h)           a copy (in either electronic or printed form as reasonably requested by Purchaser) of the Customer Database, which shall be substantially in the format and contain the categories of information set forth on Exhibit G and which information shall be current as of the Closing;

(i)            duly executed payoff letters, lien releases, UCC termination statements, and any such other document as may be reasonably necessary, from each holder of an other Encumbrance that is to be released or discharged at or prior to the Closing evidencing the satisfaction, release or discharge of such other Encumbrance;

(j)            all other instruments of conveyance and transfer as may be necessary to convey the Purchased Assets and the Assumed Liabilities to Purchaser;

(k)           such other documents as the Purchaser may reasonably request with respect to the transactions contemplated by this Agreement;

(l)            any real estate transfer tax declaration or similar documents required under applicable law in connection with the conveyance of the Owned Real Property or the Assumed Leased Real Property; and

(m)          a duly executed Non-Foreign Affidavit substantially in the form attached hereto as Exhibit H.

4.3           Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to the Seller:

(a)           the Closing Date Purchase Price, in immediately available funds, as set forth in Section 3.2 hereof;

(b)           a duly executed copy of the Assignment and Assumption Agreement;

(c)           a duly executed copy of the Bill of Sale and a duly executed copy of the Vessel Bill of Sale;

(d)           a duly executed assignment of leases for each of the leases comprising the Assumed Leased Real Property;

(e)           a duly executed assignment and assumption agreement relating to the Master Agreement and the Property Lease;

(f)            the officer’s certificate required to be delivered pursuant to Section 10.2(b);

(g)           all other instruments of conveyance and transfer as may be necessary to convey the Purchased Assets and the Assumed Liabilities to Purchaser; and

(h)           such other documents, instruments and certificates as the Seller may reasonably request with respect to the transactions contemplated by this Agreement.

4.4           Termination of Agreement.  This Agreement may be terminated prior to the Closing only as follows:

(a)           by mutual written consent of the Seller and Purchaser;

(b)           by either Purchaser or Seller, if the transactions contemplated hereby have not been consummated on or prior to 5:00 p.m. CT on May 1, 2011 (as extended, the “Termination Date”); provided, however, that, if the Closing shall not have occurred due to the failure to obtain a necessary Permit, consent or approval of a Governmental Entity and if all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no Party may terminate this Agreement prior to 5:00 p.m. CT on November 1, 2011; provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser or the Seller, then the breaching Party may not terminate this Agreement pursuant to this Section 4.4(b);

(c)           by the Purchaser or the Seller, if (i) any Gaming Authority or Liquor Authority, as the case may be, has issued an Order or notified either Party, in either case, that such Gaming Authority or Liquor Authority, as the case may be, will deny or not grant Purchaser any Gaming Approval or Liquor License, as the case may be, required by the terms of this Agreement or by applicable Law as a condition to the consummation of the transactions contemplated by this Agreement, (ii) any Gaming Authority or Liquor Authority, as the case may be, has advised the Purchaser to withdraw any application for Gaming Approvals or for a Liquor License, as the case may be, (and such Gaming Authority or Liquor Authority, as the case may be, has not advised Purchaser to resubmit such application with modification); or (iii) Purchaser fails to comply with the covenants contained herein with respect to obtaining any Gaming Approval or Liquor License, as the case may be, required by the terms of this Agreement or by applicable Law as a condition to the consummation of the transactions contemplated by this Agreement;

(d)           by either the Seller or Purchaser, if a court of competent jurisdiction or other Governmental Entity (other than a Gaming Authority or a Liquor Authority) shall have issued a Final Order or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, that if such Final Order or other nonappealable final action shall have been issued or taken by such Governmental Entity due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser or the Seller, then the breaching Party may not terminate this Agreement pursuant to this Section 4.4(d); provided further, that this Section 4.4(d) does not govern the denial of a Gaming Approval or Liquor License to Purchaser as specified in Section 4.4(c), which denial shall be governed instead exclusively by the terms of such Section;

(e)           by Purchaser, if the Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement which breach (i) would result in a failure of a condition set forth in Section 10.1 and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination Date, and the Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 4.4(e); provided, further, that Purchaser’s right to terminate this Agreement under this Section 4.4(e) shall not be available if, at the time of such intended termination, the Seller has (or would have after the passage of time) the right to terminate this Agreement under Section 4.4(c)(iii) or Section 4.4(f);

(f)            by the Seller, if Purchaser has breached any material representation, warranty, covenant or agreement contained in this Agreement which breach (i) would result in a failure of a condition set forth in Section 10.2 and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination Date, and Purchaser is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 4.4(f); provided, further, that (1) no cure period shall apply to Purchaser’s obligations to pay the Closing Date Purchase Price at the Closing on the Closing Date and (2) the Seller’s right to terminate this Agreement under this Section 4.4(f) shall not be available if, at the time of such intended termination, Purchaser has (or would have after the passage of time) the right to terminate this Agreement under Section 4.4(e); or

(g)           by the Purchaser, pursuant to Section 9.5(c) or Section 9.5(d).

4.5           Procedure Upon Termination.  In the event of termination by Purchaser or the Seller, or both, pursuant to Section 4.4 hereof, written notice thereof shall be given to the other Party or Parties, and this Agreement shall terminate (except that the provisions of ARTICLE I, this Section 4.5, Section 4.6, ARTICLE VII, Section 8.7 and ARTICLE XII hereof shall survive any such termination and shall be enforceable hereunder), without further action by Purchaser or the Seller.  If this Agreement is terminated as provided herein each Party shall redeliver or destroy all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided that a Party may retain one copy of all such documents, solely for purposes of litigation relating to this Agreement.

4.6           Effect of Termination.

(a)           In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination (except that the provisions of ARTICLE I, Section 4.5, Section 4.6, ARTICLE VII, Section 8.7 and ARTICLE XII hereof shall survive any such termination and shall be enforceable hereunder) and, except as provided herein, such termination shall be without liability to Purchaser or the Seller.

(b)           In addition to any right the Purchaser may have under Section 12.2 of this Agreement, upon the termination of this Agreement pursuant to Section 4.4(a), Section 4.4(d), Section

4.4(e), Section 9.5(c), or Section 9.5(d), the Escrow Agent shall release and pay the Escrowed Funds and all interest accrued thereon to Purchaser, in accordance with the terms of the Escrow Agreement.

(c)           In addition to any right the Seller may have under Section 12.2 of this Agreement, upon the termination of this Agreement pursuant to Section 4.4(b), Section 4.3(c) or Section 4.4(f), the Escrow Agent shall release and pay the Escrowed Funds and all interest accrued thereon to the Seller, in accordance with the terms of the Escrow Agreement.

(d)           Nothing in this Section 4.6 shall relieve Purchaser or the Seller of any liability for a breach of this Agreement prior to the date of termination.

(e)           The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser, Seller or its Affiliates of their respective obligations under the Confidentiality Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1           The Seller’s Representations and Warranties.  The Seller represents and warrants to Purchaser that the statements contained in this ARTICLE V are correct and complete as of the Effective Date and as of the Closing Date, except, subject to Section 8.8, as expressly set forth in the disclosure schedules delivered by the Seller to Purchaser on the date hereof (the “Schedules”).  The information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided, however, any matter disclosed in a Schedule by the Seller shall be deemed to constitute disclosure against all other representations and warranties of the Seller to the extent it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representations and warranties of the Seller.

5.2           Organization and Good Standing.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.3           Authorization of Agreement.  The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all requisite limited liability company action on the part of the Seller prior to the Closing.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto), this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.4                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 5.4(a), none of the execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, payment or acceleration of any obligation or loss of any material benefit, or result in the creation of any Encumbrance on any of the Purchased Assets under any provision of (i) the certificate of formation and operating agreement of the Seller, (ii) any Contract to which the Seller is a party or by which any of the Purchased Assets is bound or subject to, or (iii) any applicable Law, except, in the case of clauses (ii) and (iii), where such conflicts, violations, defaults, terminations or cancellations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by the Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by the Seller of any other action contemplated hereby, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, where the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5                                 Title to Purchased Assets.  Except as set forth on Schedule 5.5 and for Permitted Encumbrances, the Seller has good and marketable title to, or a valid leasehold interest in, the tangible personal property constituting the Purchased Assets.  Immediately prior to Closing, the Seller will have, and, upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 4.2, the Seller will thereby transfer to Purchaser, good title to, or, in the case of property leased or licensed by the Seller, a valid leasehold or licensed interest in, all of the Purchased Assets, free and clear of all Encumbrances, except (a) as set forth on Schedule 5.5, (b) for the Assumed Liabilities and (c) for Permitted Encumbrances.

5.6                                 Financial Statements.

(a)                                  Schedule 5.6 contains a true and complete copy of (i) the audited balance sheet of the Seller as of, and statement of income for the twelve (12) month period ending, December 31, 2009, (the “Audited Financial Information”), and (ii) the unaudited balance sheets as of and statements of income for the three (3) month period ending June 30, 2010 (the “Unaudited Financial Information,” and, collectively with the Audited Financial Information, the “Financial Information”).  Except as noted therein and except for normal period-end adjustments and the lack of footnotes with respect to the Unaudited Financial Information, the Financial Information was prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Information) and fairly and accurately presents in all material respects the consolidated financial position of the Seller as of such date, subject, in the case of the Unaudited Financial Information, to normally recurring year-end audit adjustments.  Notwithstanding the foregoing, Purchaser acknowledges that the Unaudited Financial Information was prepared by the Seller for internal purposes, the Financial Information reflects allocation of some but not necessarily all costs incurred by Affiliates of the Seller for the Seller’s benefit, and that no representation or warranty is made that Purchaser will be able to operate the Casino Business for the costs reflected in the Financial Information.  Schedule 5.6 sets forth a description of all material services provided by any

Affiliate to the Seller and a description of all material services provided by the Seller to any Affiliate and the manner in which the Seller has been compensated for the costs of providing such services.

(b)                                 Other than (i) as and to the extent reflected or reserved for on the Unaudited Financial Information or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet, the Seller has no Liabilities, except for (A) Liabilities disclosed in Schedule 5.6, (B) Liabilities under any Material Contract, but only to the extent that such Liabilities do not relate to a breach of such Material Contract prior to the Closing, and (C) other Liabilities in an amount not in excess, individually or in the aggregate, of $100,000.

5.7                                 Absence of Certain Changes or Events.

(a)                                  Since the date of the Unaudited Financial Information, there has been no (i) change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting the Seller, the Leased Real Property, or the Owned Real Property;

(b)                                 Since the date of the Unaudited Financial Information, the Seller has not (i) made any fundamental change in the business or operations of the Seller with respect to the Casino Business; (ii) sold, pledged, leased, disposed of, granted or encumbered any of the Purchased Assets, except for sales in the ordinary course of business consistent with past practice, Permitted Encumbrances, or other sales that do not exceed, individually or in the aggregate, $100,000; (ii) exercised any option to purchase, sell or lease (whether as lessor or lessee) real property or any Leased Real Property; (iii) cancelled any debts owed to or claims held by the Seller with respect to the Casino Business and/or the Purchased Assets, other than debts owed or claims held which do not exceed $10,000, or in the ordinary course of business consistent with past practice; (iv) subjected any of the Purchased Assets to an Encumbrance; (v) failed to maintain the existing insurance coverage relating to the Owned Real Property and the Leased Real Property; (vi) made any change in any method of accounting or auditing practice other than those required by GAAP; (vii) terminated the employment of or hired any person whose annual compensation is greater than or equal to or reasonably expected to be greater than or equal to $100,000; or (viii) authorized, committed or agreed to take any of the foregoing actions.

5.8                                 Property.

(a)                                  Schedule 5.8(a) sets forth a legal description of the Owned Real Property.  The Seller has fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Assumed Liabilities, and (iii) other Encumbrances set forth on Schedule 5.7(a) that will be released or discharged at or prior to the Closing.

(b)                                 Schedule 5.8(b) sets forth a list of all real property leased by the Seller as of the date of this Agreement (collectively, the “Leased Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Seller has a valid leasehold, license or other interest in the Leased Real Property, free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Assumed Liabilities and (iii) the other Encumbrances set forth on Schedule 5.8(b) that will be released or discharged at or prior to the Closing.

5.9                                 Agreements, Contracts and Commitments.

(a)                                  All Contracts that are Material Contracts are listed in Schedule 5.9.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Material Contracts are valid and binding obligations of the Seller, enforceable by the Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c)                                  Except as set forth in Schedule 5.9, (i) the Seller is not (with or without the lapse of time or the giving of notice, or both) in default under any of the Material Contracts, and (ii) to the Knowledge of the Seller, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in default under any of the Material Contracts.

(d)                                 The Seller has provided or made available to Purchaser a true and correct copy of all Material Contracts.

5.10                           Litigation; Orders.  Except as set forth in Schedule 5.10, (a) there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any of its properties or assets (other than the Excluded Assets) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) there is no Order outstanding against the Seller that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Seller is not in default under any Order, except for any such default or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11                           Environmental Matters.  Except as set forth in Schedule 5.11, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Seller is in material compliance with all applicable Environmental Laws, (ii) in the past two (2) years the Seller has not received any written notice with respect to the business of, or any property owned or leased by, the Seller from any Governmental Entity or third party alleging that the Seller is not in compliance with any Environmental Law and (iii) to the Knowledge of the Seller, the Seller has not caused any “release” of a “hazardous substance,” as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, on any of the Owned Real Property that requires remediation or investigation under Environmental Laws.  The representations and warranties in this Section 5.11 constitute the sole representations and warranties of the Seller concerning environmental matters.

5.12                           Labor Matters.

(a)                                  There are no Collective Bargaining Agreements to which the Seller is a party or by which the Seller is bound.

(b)                                 The following are set forth in Schedule 5.12(b):

(i)                                     All written employment agreements; and

(ii)                                  All employee handbooks and affirmative action plans.

(c)                                  No Employees are represented by any labor organization.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Seller pending or, to the Knowledge of the Seller, threatened by any labor organization or group of Employees nor has any such organizing activity occurred in the past four (4) years.

(d)                                 There are no strikes, work stoppages, slowdowns, lockouts, or arbitrations.

(e)                                  Schedule 5.12(e), which will be provided to the Purchaser on or before the Closing Date, states the number of employees terminated by the Seller during the ninety (90) day period prior to the Closing Date, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement:  (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned, if any.

5.13                           Employee Benefits.

(a)                                  Schedule 5.13(a) sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of ERISA; (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and other material employee benefit plans, programs, agreements and arrangements (whether or not insured) maintained or contributed to or required to be contributed to by (i) the Seller or (ii) an Affiliate of the Seller (with respect to current or former employees of the Seller) for the benefit of employees or former employees of the Seller.  The plans, programs, agreements and arrangements described in the preceding sentence are sometimes referred to herein as the “Seller Benefit Plans.”  Additionally, Schedule 5.13(b) identifies each Seller Benefit Plan which Purchaser or its Affiliates have or will have any liability under, on or following the Closing Date, (each an “Assumed Benefit Plan” and, collectively the “Assumed Benefit Plans”).  The Seller has made available to Purchaser complete copies of each material written Seller Benefit Plan, as amended and each summary plan description for such Seller Benefit Plan, to the extent applicable.

(b)                                 With respect to each Seller Benefit Plan, the Seller has, to the extent applicable, made available to Purchaser a complete copy of: (i) each Seller Benefit Plan; (ii) the most recent Annual Return/Report (Form 5500 Series) document and amendments thereto, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial and/or actuarial report, if any; and (v) the most recent determination letter from the IRS, if any.

(c)                                  Schedule 5.13(a) identifies each Seller Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and to the Seller’s Knowledge, no event has occurred that would reasonably be expected to materially adversely affect the qualified status of any Qualified Plan or the related trust.  All material contributions required to be made to any Seller Benefit Plan, for any period through the date hereof have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements, to the extent required by GAAP. With respect to each Seller Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Seller has complied, and is now in compliance, with all Laws applicable to such Seller Benefit Plan, and (ii) each Seller Benefit Plan has been administered in all material respects in accordance with its terms.

(d)                                 No Seller Benefit Plan is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(e)                                  Except as set forth in Schedule 5.13(a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Seller under any Seller Benefit Plan.

(f)                                    No Seller Benefit Plan is subject to Title IV of ERISA.

(g)                                 Except as set forth in Schedule 5.13(a), there are no pending actions, claims or lawsuits that have been asserted or instituted against the Seller Benefit Plans, the assets of any of the trusts under the Seller Benefit Plans or the sponsor or administrator of any of the Seller Benefit Plans, or against any fiduciary of the Seller Benefit Plans with respect to the operation of any of the Seller Benefit Plans (other than routine claims), and to the Seller’s Knowledge, there is no existing set of facts that could form the basis for any such claim or lawsuit.

5.14                           Financial Advisors.  Except as set forth on Schedule 5.14, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person acting on behalf of the Seller is entitled to any fee or commission or like payment from Purchaser in respect thereof.  The Seller shall be liable for any fees paid to any Persons in connection with any arrangement set forth on Schedule 5.14.

5.15                           Permits; Compliance with Laws.  The Seller holds all permits, licenses and approvals of all Governmental Entities (including all authorizations under Gaming Laws, Liquor Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard) (collectively “Permits”), necessary to conduct the Casino Business in the manner in which it is currently conducted, except for such Permits, the failure of which to hold, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of which Permit is in full force and effect in all material respects, and, to the Seller’s Knowledge and except as set forth on Schedule 5.15, no event has occurred that permits, or upon the giving of notice or passage of time or both, would permit revocation, non-renewal, modification, suspension, limitation or termination of any Permit that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.  To the Seller’s Knowledge and except as set forth on Schedule 5.15, the Seller is in compliance with the terms of the Permits, except for such failures to comply which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  To the Seller’s Knowledge, and except as set forth in Schedule 5.15, the businesses conducted by the Seller are not being conducted in violation of any applicable Law of any Governmental Entity (including any Gaming Laws), except for possible violations which, individually or in the aggregate, do not and would not be reasonably likely to have a Material Adverse Effect.  To the Seller’s knowledge and except as set forth on Schedule 5.15, the Seller has not received a notice of any investigation or review by any Governmental Entity with respect to the Seller or the Casino Business that is pending, and, to the Knowledge of the Seller, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.16                           Taxes.

(a)                                  The Seller is and has at all times been characterized as a disregarded entity for Federal income tax purposes.

(b)                                 With respect to the Seller and its assets and Liabilities, (i) all material Tax Returns required to be filed on or before the Closing Date have been timely filed and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes required by Law to be paid have been timely paid.

(c)                                  There is no action, suit, proceeding, investigation, audit, written claim or assessment pending or proposed with respect to Taxes of the Seller or its assets and Liabilities, and the Seller has not received any written notice from any taxing authority or Governmental Entity that it intends to conduct an audit or investigation.

(d)                                 There are no waivers or extensions of, or agreements that have the effect of waiving or extending, any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return regarding the Seller or its assets and Liabilities that remain in effect.

(e)                                  The Seller has complied in all respects with all Laws relating to the payment and withholding of any and all Taxes and all such withholding Taxes have been or shall be duly and timely paid to the proper taxing authority or Governmental Entity.

5.17                           Vessel.

(a)                                  The Vessel is currently documented with the United States Coast Guard.  The Seller has good and merchantable title to the Vessel free and clear of all Encumbrances except Permitted Encumbrances and other Encumbrances that will be released or discharged at or prior to Closing set forth on Schedule 5.17(a).  The Seller does not make any representations or warranties as to the condition or seaworthiness of the Vessel.

(b)                                 The Seller is, and on the Closing Date, will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act, 1916, as amended (“Shipping Act”), and the Vessel is U.S. flagged, U.S. built and fully qualified to engage in the coastwise trade of the United States.  To the Seller’s Knowledge (i) at no time has the Vessel been sold, leased or chartered to a person other than a citizen of the United States within the meaning of the Shipping Act, and (ii) at no time has the Vessel been flagged, documented, registered or operated under the authority or registry of a country other than the United States.

5.18                           Accounts and Notes Receivable and Payable.

(a)                                  To the Seller’s Knowledge, all accounts and notes receivable of the Seller have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Seller reflected on the Financial Information are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereof.  Schedule 5.18(a) sets forth a list of all accounts and notes receivable of the Seller as of the close of business on the day before the Closing Date.  To the Knowledge of the Seller, all of the accounts and notes receivable on Schedule 5.18(a) are good and collectible at the aggregate recorded amounts thereof.  To the Knowledge of the Seller, none of the accounts or the notes receivable of the Seller (i) are subject to any setoffs or counterclaims; or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)                                 All accounts payable of the Seller reflected in the Financial Information or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.  Schedule 5.18(a) sets forth a list of all accounts payable of the Seller as of the close of business on the day before the Closing Date.

5.19                           No Other Representations or Warranties; Schedules.

(a)                                  Except for the representations and warranties contained in this ARTICLE V (as modified by the Schedules hereto), neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, the Casino Business, the Purchased Assets (including the value, condition or use of any Purchased Asset), the Assumed Liabilities or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller, any Affiliate of the Seller or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this ARTICLE V (as modified by the Schedules hereto), the Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of the probable success or profitability of the ownership, use or operation of the Purchased Assets by Purchaser after the Closing), and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant or representative of the Seller or any of its Affiliates).  The Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Casino Business.  The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

(b)                                 In connection with Purchaser’s review of the Seller and the Purchased Assets, Purchaser has received or may receive from the Seller certain projections, forward-looking statements and other forecasts and certain business plan information.  Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and (iv) Purchaser shall have no claim against anyone with respect thereto, except in the case of fraud, willful misconduct, recklessness, or gross negligence.  Accordingly, Purchaser acknowledges that the Seller makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1                                 Purchaser’s Representations and Warranties.  Purchaser represents and warrants to the Seller that the statements contained in this ARTICLE VI are correct and complete as of the Effective Date and as of the Closing Date, except, subject to Section 8.8, as expressly set forth in the disclosure schedules delivered by Purchaser to the Seller on the date hereof (the “Purchaser Schedules”).  The information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided, however, any matter disclosed in a Purchaser Schedule by Purchaser shall be deemed to constitute disclosure against all other representations and warranties of Purchaser to the extent it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representations and warranties of Purchaser.

6.2                                 Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.3                                 Authorization of Agreement.  Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all requisite corporate action on behalf of Purchaser prior to Closing.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.4                                 Conflicts; Consents of Third Parties.

(a)                                  None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of organization and operating agreement of Purchaser, (ii) any contract to which Purchaser is a party or by which Purchaser or its assets is bound or subject to or (iii) any applicable Law, except, in the case of clauses (ii) and (iii), where such conflicts, violations, defaults, terminations or cancellations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

(b)                                 Except as set forth on Schedule 6.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Casino Business, except for compliance with the applicable requirements of the Gaming Laws, the Liquor Laws, and the Hart-Scott-Rodino (HSR) Act or any other applicable Antitrust Law, and except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

6.5                                 Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Entity, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions hereby or thereby.  Purchaser is not subject to any Order of any Governmental Entity except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

6.6                                 Financial Advisors.  Other than as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person acting on behalf of Purchaser is entitled to any fee or commission or like payment from the Seller in respect thereof.  Purchaser shall be liable for any fees payable to the Persons set forth on Schedule 6.6.

6.7                                 Financial Capability.  Purchaser has, and at Closing shall have, (i) sufficient financial resources available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

6.8                                 Licensability of Purchaser and Principals.  Neither Purchaser nor any of its Affiliates nor any of their respective owners, members, managers, general or limited partners, directors, officers, key employees or Persons performing management functions similar to those of an officer (collectively, “Representatives”) has been denied, or had limited, terminated, suspended or revoked, or had voluntarily or otherwise withdrawn an application for, a gaming license by a Governmental Entity or Gaming Authority.  Purchaser, each of its Affiliates and each of their respective Representatives are in good standing or their gaming licenses are in full force and effect in each of the jurisdictions in which Purchaser or any of its Affiliates owns or operates gaming facilities.  To the Knowledge of Purchaser, there are no facts, which if known to any Gaming Authority or Liquor Authority, would (a) be reasonably likely to result in the delay, denial, non-renewal, termination, revocation, limitation, modification or suspension of a gaming license or liquor license currently held, or which may be sought pursuant to this Agreement, by Purchaser, any of its Affiliates or any of their respective Representatives, or (b) be reasonably likely to result in a negative outcome in connection with any finding of suitability proceedings currently pending, or under any future suitability proceedings necessary for the consummation of this Agreement, including with respect to Purchaser or any of its Affiliates or any of their respective Representatives under any Gaming Laws or Liquor Laws.

6.9                                 Compliance with Gaming Laws and Liquor Laws.

(a)                                  Purchaser, each of its Affiliates, and each of their respective Representatives hold or will hold all Permits necessary to conduct the business and operations of Purchaser or its Affiliates, as applicable (the “Purchaser Permits”), each of which Purchaser Permit is or will be in full force and effect in all material respects as of the Closing Date, and no event has occurred that permits, or, upon the giving of notice or passage of time or both would permit, delay, denial, non-renewal, termination, revocation,  limitation, modification or suspension of any Purchaser Permit.  At Closing, Purchaser, each of its Affiliates and each of their respective Representatives will be in compliance in all material respects with the terms and conditions of the Purchaser Permits.  As of the Effective Date, neither Purchaser nor any of its Affiliates nor any of their respective Representatives has received notice of any investigation or review by any Governmental Entity under any Gaming Law or Liquor Law with respect to Purchaser or any of its Affiliates or any of their respective Representatives that is unresolved, and, to the knowledge of

Purchaser, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same.

(b)                                 Neither Purchaser nor any of its Affiliates nor any of their respective Representatives has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more in the aggregate.  To the knowledge of Purchaser, there are no facts, which if known to the Gaming Authorities or Liquor Authorities, will or would reasonably be expected to result in the non-renewal, termination, revocation, limitation, modification or suspension of an existing material license, finding of suitability, registration, permit or approval of Purchaser or any of its Affiliates or any of their respective Representatives under any Gaming Laws or Liquor Laws.  None of Purchaser, its Affiliates or any of their respective Representatives has suffered a denial, non-renewal, termination, revocation, limitation, modification or suspension of any Purchaser Permit held under the Gaming Laws or Liquor Laws.

6.10                           Citizenship.  On the Closing Date, Purchaser shall be a citizen of the United States, within the meaning of Section 2 of the Shipping Act.

6.11                           Purchased Assets “AS IS”; Purchaser’s Acknowledgment Regarding Same.Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in ARTICLE V hereof (as modified by the Schedules thereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Casino Business are being transferred on a “WHERE IS” and, as to condition, “AS IS” basis.  Purchaser agrees, warrants, and represents that, except as set forth in this Agreement, Purchaser has relied, and shall rely, solely upon Purchaser’s own investigation of all such matters, and that Purchaser assumes all risks with respect thereto.  EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller set forth in ARTICLE V hereof (as modified by the Schedules thereto).  Purchaser further represents that neither the Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Casino Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither the Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Seller relating to the Casino Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Casino Business and the transactions contemplated hereby.  Purchaser represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial and other advisors and hereby acknowledges that it has conducted to its satisfaction, its own independent investigation of the Casino Business, the Purchased Assets and the Assumed Liabilities and has had an opportunity to inspect and examine the Purchased Assets, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation.

ARTICLE VII
INDEMNIFICATION

7.1                                 Indemnification Obligations of Purchaser.

From and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller, its Affiliates, and their respective members, managers, officers, directors, employees, financial advisors, legal advisors, agents or other representatives, successors, and assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, claims, demands, expenses, including interest, penalties, reasonable attorneys’ fees and amounts paid in investigation, defense, or settlement of the foregoing (collectively, “Damages”), paid or incurred, in connection with, arising out of or resulting from (i) any breach of any warranty or the inaccuracy of any representation of Purchaser contained or referred to in this Agreement or any certificate delivered by or on behalf of Purchaser pursuant hereto or in any Ancillary Agreement; (ii) any breach of or failure to perform any covenant or agreement made, or to be performed, by Purchaser in this Agreement or in any Ancillary Agreement; or (iii) any Damages resulting from the ownership, operation or control of the Purchased Assets or the Casino Business from the Closing Date.

7.2                                 Indemnification Obligations of the Seller.

From and after the Closing, Seller shall indemnify, save and hold Purchaser and its Affiliates and their respective members, managers, officers, directors, employees, financial advisors, legal advisors, agents or other representatives, successors, and assigns (each a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from (i) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of the Seller pursuant hereto or in any Ancillary Agreement; (ii) any breach of or failure to perform any covenant or agreement made, or to be performed, by Seller in this Agreement or in any Ancillary Agreement; or (iii) any Damages resulting from the ownership, operation or control of the Purchased Assets or the Casino Business up to and until the Closing Date.

7.3                                 Limitations.

Seller shall not be required to indemnify a Purchaser Indemnified Party for an aggregate amount exceeding the Purchase Price (the “Aggregate Indemnity Amount”).  Any Damages paid by the Seller or any Affiliate of the Seller under this Agreement or any other agreement between an Affiliate of the Seller and the Purchaser shall reduce, dollar for dollar, the amount of the Aggregate Indemnity Amount.  In no event shall a Party be liable for, nor shall the definition of Damages include, any indirect, incidental, special, consequential, punitive or exemplary damages arising out of a breach of this Agreement.  Any claim for which indemnification is available under this Article VII shall be reduced by the amount of insurance proceeds actually realized by and paid to or on behalf of such Party.  Upon making any indemnification payment under this Article VII, the indemnifying Party shall be subrogated to all rights of the indemnified Party against any third party in respect of the claims, if any, to which the indemnification payment relates.

ARTICLE VIII
PRE-CLOSING COVENANTS AND AGREEMENTS

8.1                                 Access to Information.  The Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Casino

Business and such examination of the books and records of the Casino Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records; provided that, the Purchaser shall obtain the prior consent of the Seller before entering the Property to conduct such investigation.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances.  The Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Casino Business.  Purchaser will not contact any employee, customer or supplier of the Seller or the Casino Business with respect to this Agreement without the prior written consent of the Seller.  Purchaser agrees to repair at its sole cost any damage to the Real Property or any of the Purchased Assets or the Excluded Assets caused by Purchaser’s investigation.

8.2                                 Conduct of the Business Pending the Closing.

(a)                                  Prior to the Closing, except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall conduct the Casino Business and maintain the Purchased Assets in the Ordinary Course of Business and repair, normal wear and tear excepted.

(b)                                 Notwithstanding anything in this Agreement (including the restrictions set forth in Section 8.2(a)), nothing herein shall preclude, the Seller or any of the Seller’s Affiliates from taking any action that is necessary to maintain the viability and marketability of the Property or the Casino Business and to prevent the destruction, removal, wasting, deterioration, or impairment of the Property or the Casino Business, except for ordinary wear and tear (including regular repair and maintenance efforts, continuation of any planned capital expenditures, and marketing and promotional programs), or any action that the Seller in good faith determines, after consultation with Purchaser, is reasonably required in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with the terms hereof or thereof.

8.3                                 Regulatory Approvals.

(a)                                  Prior to Closing, Purchaser shall use its best efforts to (i) obtain all Permits of all Governmental Entities and all other Persons required to be obtained by Purchaser to effect the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated hereby.

(b)                                 Purchaser and the Seller shall cooperate with each other in connection with any investigation or other inquiry of any Governmental Entity.  Each Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such Party shall promptly inform the other Parties of any communication with any Governmental Entity regarding any such filings or any such transactions.  No Party hereto shall independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate; provided, however that this requirement shall not extend to any discussion regarding any finding of suitability application of a Representative of Purchaser.

(c)                                  Each of Purchaser and the Seller shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, including, in the case of Purchaser, mandatory disassociation with a Representative of Purchaser or any of its Affiliates if reasonably requested by the Governmental Entity. In connection therewith, if any Legal Proceeding is instituted (or threatened in writing to be instituted) challenging that any transaction contemplated by this Agreement, each of Purchaser and the Seller shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal and all reasonably available legislative action, unless either the Purchaser or the Seller reasonably decides that litigation is not in its best interests.

8.4                                 Further Assurances.  Each of the Seller and Purchaser shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement; and, in connection with the foregoing, respond to inquiries from the other Party regarding the status of such actions or conditions.

8.5                                 Confidentiality.  Purchaser acknowledges that the Confidential Information (as defined in the Confidentiality Agreement) provided to it and its Representatives (as defined in the Confidentiality Agreement) in connection with this Agreement (including under Section 8.1) and the contemplation and consummation of the transactions contemplated hereby, is subject to the terms of the confidentiality agreement previously dated October 15, 2010 entered into between the Purchaser and the Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

8.6                                 Preservation of Records.  For a period ending seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Entity or ongoing claim), to the extent allowed by applicable Law, each Party (the “Requested Party”) shall allow the other Party and any of its directors, officers, employees, counsel, representatives, accountants and auditors, at the requesting Party’s sole cost and expense, reasonable access during normal business hours, and upon reasonable advance notice, to all employees and files of the Requested Party and any books and records and other materials included in the Purchased Assets relating to periods prior to the Closing Date in connection with the general business purposes of the Seller, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby, including the preparation of Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding in, whether such audit, investigation, litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder), and complying with the rules and regulations of the IRS, the Securities and Exchange Commission or any other Governmental Entity or otherwise relating to the Seller’s other businesses or operations or such causes of action, provided that after the Closing Date, any Party in possession of such books and records and other materials may dispose of such books and records and other materials after such Party gives the other Party a reasonable opportunity, at such other Party’s expense, to segregate and remove such books and records and other materials as such Party may select.  Purchaser hereby agrees that it shall use its commercially reasonable efforts to make Transferred Employees available to participate in any claim, litigation or investigation brought by any Governmental Entity or any other Person against the Seller or any of its Affiliates or any former officer, director, or employee of the Seller to the extent that such participation has been requested by the Seller or any of its Affiliates or any Governmental Entity.

8.7                                 Publicity.  Except as required by Law or any filings by the Seller or its Affiliates with the Governmental Entities, including without limitation the Securities and Exchange Commission and Federal Trade Commission, neither the Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, provided that the Party intending to make any such release it deems required by Law shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

8.8                                 Supplementation and Amendment of Schedules.  From time to time prior to Closing, the Seller and the Purchaser may supplement or amend its Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement.  Any such supplement or amendment shall supplement and amend the Schedules for all purposes hereunder including the satisfaction of the conditions to Closing set forth in ARTICLE X.

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1                                 Employees.  Subject to operating the Casino Business in the Ordinary Course of Business with respect to hiring and firing decisions, the Seller shall continue to employ all Employees up to and including the Closing Date, and shall terminate all Employees on the day after the Closing Date. Purchaser shall offer employment effective as of the Closing to all active, full-time Employees on terms that are, in the aggregate, substantially similar to their employment with Seller with respect to then current compensation and benefits.  Such active, full-time Employees who accept Purchaser’s offer of employment shall be referred to as the “Transferred Employees.”  To facilitate Purchaser’s obligations under this Section 9.1, upon request, the Seller shall provide Purchaser within a reasonable period prior to the Closing a true and correct list of all full-time Employees, including with respect to any inactive Employee, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(a)                                  Following the Closing Date, Purchaser shall use commercially reasonable efforts to provide continued employment for the Transferred Employees for a period of at least thirty (30) days (the “Probationary Period”).  Purchaser anticipates retaining the majority of the Transferred Employees and anticipates that fewer than fifty (50) full-time employees will experience any employment loss following the Probationary Period.

(b)                                 Effective as of the Closing Date, the Seller or its Affiliates shall take all actions reasonably necessary to terminate the participation of each Transferred Employee in any Seller Benefit Plan that is not an Assumed Benefit Plan.  Purchaser shall or shall cause its Affiliates to take commercially reasonable efforts so that there shall be in effect as of the Closing Date “employee welfare benefit plans,” within the meaning of Section 3(1) of the ERISA (including medical, life insurance and other such employee welfare benefit plans) that provide Transferred Employees with similar benefits (including medical, life insurance and other such employee welfare benefit plans) as provided under the Seller Benefit Plans as of the Closing Date.  Purchaser shall recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations or exclusions under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing, to the extent such deductibles and co-payments credits are permitted by Purchaser’s benefit plans.  Effective as of the Closing Date, Purchaser shall be responsible for providing, either under an Assumed Benefit Plan or a welfare benefit plan sponsored by the Purchaser or its Affiliate, the continuation of group health coverage required by Section 4980B(f) of the Code to each “M&A Qualified Beneficiary” as defined under Section 54.4980B-9 of the Treasury Regulations.

(c)                                  Purchaser acknowledges and agrees that any employment loss within the meaning of the WARN Act suffered by any Employee immediately upon or within ninety (90) days after the Closing Date shall have been caused by Purchaser’s decision not to continue the employment of such employee, and not by the sale of the Purchased Assets.  Purchaser shall be responsible to and shall indemnify and hold harmless the Seller and its Affiliates for any and all claims asserted under the WARN Act because of a “plant closing” or “mass layoff,” as defined therein, occurring after the Closing Date due in whole or in part to the actions or omissions of Purchaser.  The Seller shall be responsible to and shall indemnify and hold harmless the Purchaser for any and all claims asserted under the WARN Act because of a “plant closing” or “mass layoff,” as defined therein, occurring prior to or on the Closing Date due in whole or in part to the actions or omissions of the Seller.

(d)                                 For purposes of this Agreement, the Closing Date is and shall be the same as the “effective date” of the sale within the meaning of the WARN Act.  The Seller is required to give all notices that may be required under and otherwise to comply with all provisions of the WARN Act for all terminations of the Employees that occur up to and including the Closing.  Further, the Purchaser shall have no such obligation with respect to WARN Act Liabilities that arise due to the actions or omissions of Seller up to and including the Closing.  Purchaser is only required to give all notices required under and otherwise to comply with all provisions of the WARN Act for all involuntary terminations of the Employees that occur after the Closing Date.  The Seller agrees to cooperate with Purchaser so that Purchaser may comply with the WARN Act, including providing Purchaser with information regarding the Employees’ status as full-time or part-time as defined by the WARN Act, providing Purchaser with information regarding involuntary employee terminations during the ninety (90) days prior to Closing, and giving Purchaser access to the Employees to disseminate a notice pursuant to the WARN Act in the event Purchaser determines in its sole discretion that such notice must be given to the Employees prior to Closing due to terminations it will execute during the ninety (90) days immediately following Closing.  If Purchaser determines in its sole discretion that notice must be given to the Employees prior to Closing pursuant to the WARN Act, the providing of such notice shall not be deemed to violate any of the confidentiality or publicity provisions contained in this Agreement.

(e)                                  The provisions of this Section 9.1 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Employees), other than the parties hereto and their respective permitted heirs, executors, administrators, successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 9.1) under or by reason of any provision of this Agreement.  Nothing in this Section 9.1 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto to modify, amend or terminate any of its benefit plans, programs or arrangements.

9.2                                 Reservations; Chips; Customer Information and Property.

(a)                                  Reservations.  Following Closing, Purchaser shall honor the terms and rates of all pre-Closing reservations (in accordance with their terms) with respect to the Casino Business by customers, including advance reservation cash deposits, for services confirmed by the Seller for any time subsequent to the Closing, to the extent that such reservations were made in the Ordinary Course of Business.  Prior to the Closing Date, the Seller may continue to accept reservations for periods after the Closing in the Ordinary Course of Business in operating the Casino Business.  Purchaser recognizes that such reservations may include discounts or other benefits, including benefits extended under the Seller’s or its Affiliates’ player loyalty program or any other frequent player or casino awards programs, group discounts, or other discounts or requirements that food, beverage or other benefits be delivered by the Seller to the guest or guests, as the case may be, holding such reservations.  Purchaser shall honor all banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and on the terms provided in such agreements, to the extent that such agreements were made prior to Closing in the Ordinary Course of Business.  Purchaser agrees that the Seller cannot make any representation or warranty that any party holding a reservation or agreement for facilities or services shall utilize such reservation or honor such agreement.  Purchaser, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.  Schedule 9.2(a) sets forth all of the Seller’s outstanding reservations with respect to the Casino Business as of the date of this Agreement.  Seller agrees to supplement and update such schedule as of the Closing Date.

(b)                                 Disposition of Chips.  From and after (i) the Closing Date, Purchaser shall be solely responsible and liable for compliance with applicable Mississippi Gaming Regulations, other Gaming Laws or any applicable Order with respect to any of the Seller’s or its Affiliates’ gaming chips, tokens or plaquemines, including any obligation to destroy the same; and (ii) the date that is ninety (90) days after the Closing Date, Purchaser shall cease to issue or use and shall not reissue or reuse any of the Seller’s or its Affiliates’ gaming chips, tokens or plaquemines.

(c)                                  Guests’ Baggage and Other Items.  On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of the Seller at the Casino Business, and the Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”).  Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns for any and all claims asserted or losses incurred by any of the Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties.

(d)                                 Safe Deposit Boxes.  Prior to the Closing, the Seller shall notify all guests or customers who are then using a safe deposit box at the Casino Business advising them of the pending change in ownership of the Casino Business and requesting them to conduct an inventory and verify the contents of such safe deposit box.  All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties.  Upon such inventory and verification, the Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”).  If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to the Seller for such Inventoried Safe Deposit Boxes immediately upon such termination.  Upon Closing, the Seller shall deliver to Purchaser all keys in the Seller’s possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor.  After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Casino Business to inventory and verify the contents of the safe deposit boxes that are not Inventoried Safe Deposit Boxes, and upon such inventory and verification, the Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box).  Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns for any and all claims asserted or losses incurred by any of the Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns with respect to any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 9.2(d).

9.3                                 Certain Transactions.  Prior to the Closing, neither Purchaser nor its Affiliates nor any of their respective Representatives shall take, or agree to commit to take, any action that (or fail to take, or agree to fail to take, any action, which failure to take) would or is reasonably likely to delay the receipt of, or to adversely impact the ability of Purchaser to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or necessary to permit Purchaser to acquire the Purchased Assets and operate the Casino Business, in each case, after the Closing in substantially the same manner as owned and operated by the Company prior to the Closing.  Without limiting the foregoing:

(a)                                  Neither Purchaser nor any of its Affiliates nor any of their respective Representatives shall withdraw, rescind, revoke or otherwise terminate or cancel any applications, filings or other submissions made in connection with obtaining any Governmental Approvals (or cause any of the foregoing to occur), unless requested by the applicable Governmental Authority to resubmit such application with modification; and

(b)                                 If (i) any Governmental Entity has issued an Order or taken any other action denying or given any indication it might not grant to Purchaser any necessary Governmental Approvals or determining or indicating that such Governmental Entity will not issue to Purchaser all necessary Governmental Approvals, or (ii) a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, Purchaser, and its Affiliates shall use their respective best efforts, including mandatory disassociation with a Representative of Purchaser or any of its Affiliates if reasonably requested by the Governmental Entity, to have vacated, lifted, reversed or overturned any such order, decree, ruling or action and to have issued such Governmental Approvals (including exhausting all available remedies, challenges and appeals).

9.4                                 Insurance Policies.  The Seller’s fire and casualty insurance and other insurance policies shall be cancelled by the Seller or its applicable Affiliate as of the Closing Date, and any refunded premiums shall be retained by the Seller.  Purchaser shall be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.

9.5                                 Insurance; Casualty and Condemnation.

(a)                                  If, before the Closing, the Purchased Assets are damaged by fire or other casualty and such damage is less than $100,000, the Closing shall proceed as scheduled and the Company shall, as of the Closing, (i) promptly pay to Purchaser all insurance proceeds received by the Company or its Affiliates with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of the Purchased Assets and (ii) assign to Purchaser all rights of the Company and its Affiliates against third parties (including its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss, and such proceeds shall constitute full compensation for the damage to the Purchased Assets, and the Company shall have no responsibility for restoration or repair of the Purchased Assets or any resultant loss, directly, by subrogation, or otherwise.

(b)                                 In the event that a condemnation proceeding or payment in lieu of condemnation occurs in relation to any part of the Purchased Assets prior to the Closing Date and such payment is less than $100,000, the Closing shall proceed as scheduled and the Company shall assign and turn over to

Purchaser effective as of the Closing, and Purchaser shall be entitled to receive and keep, all awards for the taking by condemnation and Purchaser shall be deemed to have accepted the Purchased Assets subject to the taking without reduction in the Purchase Price.

(c)                                  If, before the Closing, the Purchased Assets are damaged by fire or other casualty and such damage is greater than $100,000 and (i) the Seller has failed to cure such damage within thirty (30) days from the date of such fire or other casualty; or (ii) in the case of damage that cannot reasonably be cured within thirty (30) days and the Seller has commenced and is diligently and continuously prosecuting the cure during such thirty (30) day period, the Seller has failed to cure such damage within ninety (90) days from the date of such fire or other casualty, then the Purchaser, at its sole option, may elect to (x) proceed with the Closing as scheduled, in which case Section 9.5(a) will apply; or (y) terminate this Agreement.

(d)                                 In the event that a condemnation proceeding or payment in lieu of condemnation occurs in relation to any part of the Purchased Assets prior to the Closing Date and such payment is greater than $100,000, then the Purchaser, at its sole option, may elect to (i) proceed with the Closing as scheduled, in which case Section 9.5(b) will apply; or (ii) terminate this Agreement.

9.6                                 Post-Closing Use of Marks Associated with the Casino Business.

(a)                                  Purchaser agrees that at and after the Closing, except as expressly permitted by Section 9.6(c), Purchaser shall not have the right to use any Excluded Intellectual Property, including the words “Tropicana” or any other Intellectual Property that is derived from, relates to or is deceptively or confusingly similar to such name or that would in any way suggest a relationship or affiliation with the Seller or any of its Affiliates.  Without limiting the foregoing, except as expressly permitted by Section 9.6(c), promptly following the Closing (and in no event later than the 90th day after the Closing) Purchaser shall delete the words “Tropicana” and “TROP” and all other Excluded Intellectual Property from the names, logos, marks, d/b/a’s (if any), and any other uses in association with the Purchased Assets.

(b)                                 Without limiting the foregoing, except as expressly permitted by Section 9.6(c), as soon as reasonably practicable after the Closing Date, but in any event no later than ninety (90) days from the Closing Date, Purchaser shall remove or cover the names “Tropicana” or “TROP” and any other Excluded Intellectual Property from all signs, buildings, billboards, advertising materials, websites, chips, cards, gaming supplies and equipment, telephone listings, labels, stationery, office forms, packaging or other materials included in the Purchased Assets, and thereafter, Purchaser shall not use such names or any other Excluded Intellectual Property.

(c)                                  Notwithstanding the foregoing provisions of this Section 9.6(c), Purchaser may, during the ninety (90)-day period following the Closing Date, continue to use the names “Tropicana” or “TROP” to the extent that it is not practicable to remove or cover up such Intellectual Property.  Any use of the names “Tropicana” or “TROP” by Purchaser pursuant to this Section 9.6(c) shall: (i) be in conformity with the practices of the Seller as of the Closing Date, (ii) be in a manner that does not in any way harm or disparage the Seller or its Affiliates or the reputation or goodwill of the Tropicana or TROP Marks and (iii) be contingent on Purchaser maintaining the quality of goods and services used in connection with the Tropicana or TROP Marks at a standard at least as high as that of the goods and services offered and sold by the Seller as of the Closing Date.

(d)                                 Each Party hereby acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 9.6 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Legal Proceeding which may be brought to enforce any of the provisions of this Section 9.6.

9.7                                 No Control.  Except as permitted by the terms of this Agreement, prior to the Closing, Purchaser shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Casino Business or the Employees.  Until the Closing, the operations and affairs of the Casino Business and the Purchased Assets are the sole responsibility of and under the Seller’s complete control, except as otherwise provided in this Agreement.

9.8                                 Employee Solicitation.

(a)                                  Beginning on the date of this Agreement and ending on the date that is the first anniversary of the Closing Date, neither the Seller nor any of the Seller’s Affiliates shall, directly or indirectly, solicit, entice, or encourage any person who shall have been an Employee during such time, or any other employee of the Seller during such time, to leave such person’s employment with Purchaser; provided, however, that the foregoing shall not apply to (i) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to employees, officers or directors of Purchaser or (ii) to individuals who initiate contact with the Seller or any of the Seller’s Affiliates regarding such employment without any encouragement or solicitation by the Seller or any of its Affiliates.

(b)                                 Beginning on the date of this Agreement and ending on the date that is one year following the earlier of the termination of this Agreement and the Closing, neither Purchaser nor any of its Affiliates shall, directly or indirectly, solicit, entice, or encourage any Employee that is not a Transferred Employee or any other person who shall have been an employee of the Seller or its Affiliates (other than with respect to the Transferred Employees) during such time, and with whom Purchaser or any of its Affiliates had contact in connection with, or who was specifically identified to Purchaser or any of its Affiliates for purposes of, the transactions contemplated by this Agreement to leave such person’s employment with the Seller or its Affiliates (other than with respect to the Transferred Employees); provided, however, that the foregoing shall not apply to (i) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to employees, officers or directors of the Seller or any of its Affiliates, as the case may be, or (ii) to individuals who initiate contact with Purchaser or any of its Affiliates regarding such employment without any encouragement or solicitation by Purchaser or any of its Affiliates.

ARTICLE X
CONDITIONS TO CLOSING

10.1                           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in writing in whole or in part to the extent permitted by applicable Law):

(a)                                  each of the representations and warranties of the Seller set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in material respects, at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects on and as of such earlier date);

(b)                                 the Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed by or complied with it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, certifying to the matters set forth in Section 10.1(a) and this Section 10.1(b);

(c)                                  the Seller shall have caused to be repaired by a licensed, bonded and insured general contractor the roof damage more particularly described and set forth on Schedule 10.1(c) and shall have performed any reasonably necessary remediation to those rooms containing mold as are more particularly described and set forth on Schedule 10.1(c), and such repair and remediation has been performed in a manner satisfactory to the Purchaser; and

(d)                                 the Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

10.2                           Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

(a)                                  each of the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality or material adverse effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, certifying to the matters set forth in Section 10.2(a) and this Section 10.2(b); and

(c)                                  Purchaser shall have delivered, or caused to be delivered, to the Seller all of the items set forth in Section 4.3.

10.3                           Conditions Precedent to Obligations of Purchaser and the Seller.  The respective obligations of Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and the Seller in whole or in part to the extent permitted by applicable Law):

(a)                                  there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)                                 Tropicana Entertainment Inc. shall have been released by the City of Vicksburg as a guarantor from the Master Agreement or the Property Lease, as applicable; and,

(c)                                  Purchaser shall have obtained all (i) Required Governmental Consents as set forth on Schedule 10.3(c); and (ii) Permits, including Gaming Approvals, required by the terms of this Agreement or any applicable Law.

(d)                                 Seller shall have received all lien releases and other releases set forth in Section 4.2(i) and required by Section 5.5 hereof.

10.4                           Frustration of Closing Conditions.  Neither the Seller nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI
TAXES

11.1                           Transfer Taxes.  Purchaser shall be responsible for (and shall indemnify and hold harmless the Seller and its members, managers, directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, value added, excise, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) in connection with the transfer of the Purchased Assets (collectively “Transfer Taxes”).  To the extent that any Transfer Taxes are required to be paid by the Seller (or such Transfer Taxes are assessed against the Seller), Purchaser shall promptly reimburse the Seller for such Transfer Taxes.  The Seller and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes.  The Seller and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

11.2                           Purchase Price Allocation.  The Purchase Price shall be allocated, apportioned and adjusted among the Purchased Assets as set forth on Schedule 11.2.

ARTICLE XII
MISCELLANEOUS

12.1                           Expenses.  Except as otherwise provided in this Agreement, the Seller and Purchaser shall bear their own expenses, including attorney’s fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided that, in the event of a Legal Proceeding by any Party to enforce obligations under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing Party its expenses of litigation, including reasonable attorney’s fees.

12.2                           Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party hereto shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 12.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

12.3                           Submission to Jurisdiction; Consent to Service of Process.

(a)                                  The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Mississippi and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, waiving thereby their right to any other jurisdiction to which they may be entitled to by reason of their present or future domiciles or otherwise.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8.

12.4                           WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

12.5                           Entire Agreement; Amendments; Waivers and Conflicts.  This Agreement (including the schedules and exhibits hereto) and the Ancillary Agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.6                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and performed in such State.

12.7                           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

Columbia Properties Vicksburg, LLC

c/o Tropicana Entertainment Inc.

3930 Howard Hughes Parkway, Fourth Floor

Las Vegas, NV  89169

Attn:  Legal Dept.

Telephone: (702) 589-3888

Facsimile:  (702) 589-3889

with a copy (which shall not constitute notice) to:

Balch & Bingham LLP

401 East Capitol Street, Suite 200

Jackson, Mississippi 39201

Attn: Matthew McLaughlin, Esquire

Telephone: 601-965-8162

Facsimile:  866-811-7321

If to Purchaser, to:

Delta Investments & Development, LLC

2520 St. Rose Parkway, Suite 212

Henderson, NV 89074

Attn:  J. Michael Caldwell

Telephone: 864-422-2396

Facsimile:  864-422-2328

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough, L.L.P.

Suite 900, Poinsett Plaza

104 S. Main Street

Greenville, SC 29601

Attn:  John M. Campbell, Jr., Esquire

Telephone: 864-250-2234

Facsimile:  864-250-2388

12.8                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.

12.9                           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void.

12.10                     Reserved.

12.11                     Release.  Except as provided in the following sentence, upon the Closing, the Seller shall be deemed to release, discharge and acquit each of the Purchaser, the officers, directors, equityholders, agents, professionals, representatives, employees, subsidiaries and Affiliates of each, and each of the successors, assigns, heirs, and representatives of each (collectively, the “Purchaser Released Parties”) and the Purchaser shall be deemed to release, discharge and acquit each of the Seller, the officers, members, managers, directors, equityholders, agents, professionals, representatives, employees, subsidiaries and Affiliates of each, and each of the successors, assigns, heirs, and representatives of each (collectively, the

“Seller Released Parties”) from any and all claims, rights, demands, injuries, debts, damages, liabilities, omissions, contracts, agreements, actions, and causes of action related to the transactions contemplated by this Agreement, whether at law or in equity, and whether based on contract, tort, or otherwise, known or unknown, suspected or unsuspected, of every kind and nature, which the Seller or its successors, assigns, heirs, and representatives at any time had, now have, or hereafter can or may have against any of the Purchaser Released Parties, or which Purchaser or its successors, assigns, heirs, and representatives at any time had, now have, or hereafter can or may have against any of the Seller Released Parties, as appropriate, in any way arising from or related to any action or inaction in connection with the transactions contemplated by this Agreement of any of the Purchaser Released Parties or Seller Released Parties, as appropriate, to the extent that such claims, rights, demands, injuries, debts, damages, liabilities, omissions, accounts, contracts, agreements, actions, and causes of action arise out of any action or inaction by any of the Purchaser Released Parties or Seller Released Parties, as appropriate, relating to actions taken or inaction to date or in the future may be taken or not taken.  The releases provided in this Section 12.11 do not extend to any claims, rights or causes of action related to breaches of (a) this Agreement, (b) any agreement entered into in connection herewith, or (c) any claim of actual fraud.

12.12                     Termination of Representations and Warranties.  Except for the representations and warranties set forth in Section 5.11, all representations and warranties made by the Seller and the Purchaser in this Agreement shall terminate on the Closing Date upon the purchase of the Purchased Assets by Purchaser and neither the Seller nor the Purchaser shall have any liability after the Closing Date for any breach of any representation or warranty.  The representations and warranties made by the Seller in Section 5.11 shall survive the Closing for a period of one year following the Closing Date, and the Seller shall not have any liability for a breach of any representation or warranty set forth in Section 5.11 unless Purchaser notifies Seller of such breach on or before the first anniversary of the Closing Date.

12.13                     Schedules.  The Parties may, at their respective options, include in the Schedules or the Purchaser Schedules, as the case may be, items that are not material to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

12.14                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.15                     Confidential Treatment.  If the Seller or Purchaser reasonably believe that information to be listed on any of the Schedules contains competitively sensitive, proprietary, confidential or other information that the Parties agree should remain confidential, such information shall be listed on a Schedule to remain confidential subject to reasonable confidentiality agreements or protective orders, with a reference to the Schedule on which such information would be listed but for the desire to keep such information confidential.  Inclusion of any information on such confidential Schedule shall be deemed to be included on the Schedule so referenced.

12.16                     No Third-Party Beneficiaries.  Except as otherwise expressly provided in Sections 9.2, 12.10, and 12.11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

*       *       *       *       *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed by their respective officers, as of the date first written above.

PURCHASER

DELTA INVESTMENTS & DEVELOPMENT, LLC, a Nevada limited liability company

By:	/s/ J. MICHAEL CALDWELL
Name:	J. Michael Caldwell
Title:	Member

SELLER

COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company

By:	/s/ LANCE J. MILLAGE
Name:	Lance J. Millage
Title:	SVP — Finance & Treasurer

Exhibit A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of December, 2010 (the “Effective Date”), by and among Columbia Properties Vicksburg, LLC, a Mississippi limited liability company (“Seller”), Delta Investments & Development, LLC a Nevada limited liability company (“Purchaser”), and Chicago Title and Trust Company (the “Escrow Agent”).

RECITALS

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement dated as of the 1st day of December, 2010 (the “Purchase Agreement”), pursuant to which Purchaser has agreed to purchase from Seller all of the Purchased Assets (as defined in the Purchase Agreement);

WHEREAS, pursuant to Section 3.2 of the Purchase Agreement, Purchaser is required to deposit certain funds into escrow pursuant to the terms of this Agreement as prepayment of a portion of the Purchase Price (as defined in the Purchase Agreement); and

WHEREAS, on August 5, 2010, Tropicana Entertainment, Inc., a Delaware corporation (“Parent”) and the Escrow Agent entered into a Sale Order Agreement (the “Prior Escrow Agreement”) concerning the deposit of $75,325.00 (which included $75,000.00 (the “First Deposit”) and a $325.00 escrow fee and $25.00 wire fee).

WHEREAS, this Agreement supersedes the Prior Escrow Agreement and such Prior Escrow Agreement is hereby terminated;

WHEREAS, any capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement; and

WHEREAS, Escrow Agent is willing to act as escrow agent hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

ESTABLISHMENT OF ESCROW FUND

Under the Prior Escrow Agreement, Purchaser delivered the First Deposit.  Simultaneously with the execution hereof, Purchaser has delivered to Escrow Agent for deposit into an account by wire transfer of immediately available funds the sum of $225,000.00 (the “Second Deposit”, and together with the First Deposit, the “Escrowed Funds”). Escrow Agent shall initially deposit the Escrowed Funds in a separate trust account and shall invest and reinvest the Escrowed Funds and the interest therefrom in such investment grade securities as Purchaser and Seller may direct from time to time pursuant to joint written instructions.  All amounts so earned from such investments and reinvestments shall be deemed to be included in the Escrowed Funds.  The Escrowed Funds shall be held by Escrow Agent subject to the terms and conditions hereinafter set forth. The Parent and the Escrow Agent hereby agree that this agreement supersedes the Prior Escrow Agreement and such prior escrow agreement is hereby terminated.

Exhibit A-1

Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties or as a result of any liquidation of any such investment prior to its maturity or for the failure of the parties to give Escrow Agent any instruction to invest or reinvest the Escrowed Funds or any earnings thereon.

ARTICLE II

DISTRIBUTION OF ESCROWED FUNDS

Section 2.1                                   Distribution of Escrowed Funds.  Escrow Agent shall distribute the Escrowed Funds as follows:

(a)                                  Termination of Purchase Agreement.

(i)                                     In the event that the Purchase Agreement is terminated pursuant to Section 4.4(a), Section 4.4(d), Section 4.4(e), Section 9.5(c) or Section 9.5(d) thereof, Purchaser may thereafter terminate the Purchase Agreement by providing written notice to Seller and Escrow Agent.  Within five (5) days after its receipt of such written notice from Purchaser, Escrow Agent shall release and distribute the Escrowed Funds to Purchaser.  In such event, Purchaser and Seller acknowledge and agree that such notice from Purchaser shall effectively terminate the Purchase Agreement.

(ii)                                  In the event that the Purchase Agreement is terminated pursuant to Section 4.4(b), 4.4(c), or Section 4.4(f) thereof, Seller may thereafter terminate the Purchase Agreement by providing written notice to Purchaser and Escrow Agent.  Within five (5) days after its receipt of such written notice from Seller, Escrow Agent shall release and distribute the Escrowed Funds to Seller.  In such event, Purchaser and Seller acknowledge and agree that such notice from Seller shall effectively terminate the Purchase Agreement.

(b)                                 Closing of Transaction.  In the event Purchaser provides written notice to Escrow Agent that the transaction contemplated by the Purchase Agreement is closing, Escrow Agent shall release and distribute the Escrowed Funds to Seller on the Closing Date, to an account as directed by Seller.

(c)                                  Mutual Consent.  Within five (5) days after its receipt of joint written instructions from Purchaser and Seller, Escrow Agent shall release and distribute the Escrowed Funds in any other manner as so directed.  If such distribution is intended to result in the termination of this Escrow Agreement, both Purchaser and Seller shall confirm that fact for Escrow Agent in writing.

Section 2.2                                   Full Disbursement.  Upon distribution of all of the Escrowed Funds by Escrow Agent pursuant to Section 2.1, this Agreement shall terminate; provided, however, Escrow Agent shall still be entitled to recover any unpaid fees and expenses that it is due hereunder.

Exhibit A-2

ARTICLE III

ESCROW AGENT

Section 3.1                                   Obligations of Escrow Agent.

(a)                                  Duties.  It is agreed that the duties and obligations of Escrow Agent are those herein specifically provided and no other.  Escrow Agent shall have no liability or obligation with respect to the Escrowed Funds except for Escrow Agent’s willful misconduct or gross negligence.  Escrow Agent’s sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrowed Funds in accordance with the terms of this Agreement.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance, except as specifically set forth herein or in a notice delivered pursuant hereto.

(b)                                 Right to Follow Instructions.  Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

(c)                                  No Duty to Verify.  Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other material presented to or deposited with it nor any liability for any action taken, suffered or omitted in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper party or parties.

(d)                                 Conflicting Instructions.  In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until receipt of a Final Determination.

(e)                                  Legal Proceedings.  Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings which may be instituted against it in respect of the subject matter of this Agreement.  If Escrow Agent does elect to act it will do so only to the extent that it is indemnified to its satisfaction against the cost and expense of such defense or initiation. In the event of any disagreement between any of the parties to this Agreement or between any of them and any other person which   may result in adverse claims or demands being made in connection with the Escrowed Funds or this Agreement or in the event that the Escrow Agent, in good faith, should be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder.  Escrow Agent may consult with legal counsel of its choice in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.  So long as any such disagreement or doubt continues to exist, Escrow Agent shall not be or become liable in any way whatsoever or to any person for its failure or refusal to comply with directions or instructions that would otherwise be mandatory with respect to the Escrowed Funds.  The Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons.  The rights of the Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise.  Escrow Agent specifically reserves the right to deposit all property in its possession in connection with this Agreement into the registry of a court of competent jurisdiction in Illinois an interpleader or other proceeding upon directing notice to Purchaser and Seller as provided hereinabove and thereby shall be relieved of any further responsibility under this Agreement.  The Escrow Agent shall be entitled to reimbursement for all legal fees and costs incurred by it in connection with any interpleader or other action filed by Escrow Agent hereunder and in connection with any dispute or claim involving the Escrowed Funds or this Agreement.

(f)                                    Changes to the Agreement.  Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its rights, duties, immunities or indemnities as Escrow Agent are affected thereby, unless it shall have given its prior written consent thereto.

Section 3.2                                   Release of Escrow Agent.  Escrow Agent (and any successor escrow agent) may at any time resign by giving written notice of its resignation to the parties hereto at their respective addresses set forth in this Agreement, at least thirty (30) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, all property then held by Escrow Agent shall be delivered by it to such person as may be jointly designated in writing by Purchaser and Seller, whereupon all of Escrow Agent’s duties and obligations hereunder shall cease and terminate.  Escrow Agent’s sole responsibility thereafter shall be to keep safely all property then held by it pursuant to this Agreement and to deliver the same to a person or persons designated in accordance with any Final Determination.  Any successor escrow agent shall execute, acknowledge and deliver to Purchaser and Seller an instrument accepting such duties and obligations hereunder; and thereupon such successor escrow agent, without any further act, deed or conveyance, shall become fully vested with all rights, duties and obligations of its predecessor under this Agreement, with like effect as if originally named Escrow Agent.

Section 3.3                                   Indemnity of Escrow Agent. Purchaser and Seller severally agree to indemnify Escrow Agent for, and hold it harmless from, and against one-half of any loss, liability or expense incurred by Escrow Agent arising out of or in connection with its duties, obligations or

Exhibit A-3

performance as Escrow Agent hereunder, except as caused by its gross negligence or willful misconduct, including the reasonable legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder.  The terms of this Section shall survive the termination of this Agreement and, with respect to claims arising in connection with Escrow Agent’s duties while acting as such, the resignation or removal of Escrow Agent.

Section 3.4                                   Fees of Escrow Agent. Escrow Agent shall be entitled to compensation for services according to the Fee Schedule attached hereto as Schedule A.  All fees shall be paid in United States currency and payable in the United States at the office of Escrow Agent.  Escrow Agent shall have a first lien on the Escrowed Funds held by it for compensation reimbursement and indemnification.  Purchaser and Seller agree that, as between themselves, Escrow Agent’s fees shall be shared equally by both parties.

ARTICLE IV

MISCELLANEOUS

Section 4.1                                   Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon Purchaser, Seller and Escrow Agent and their respective successors and assigns.  Without the prior written consent of the other parties, none of the parties to this Agreement may assign their rights, duties or obligations hereunder to any other person or entity.

Section 4.2                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi (without giving effect to the conflict of law principles thereof).

Section 4.3                                   Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.4                                   Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

To Purchaser:	Delta Investments & Development, LLC
2520 St. Rose Parkway, Suite 212
Henderson, Nevada 89074
Fax: (864) 422-2328
Attn: J. Michael Caldwell

With a copy to:	John M. Campbell, Jr., Esq.
Nelson Mullins Riley & Scarborough LLP
104 S. Main Street, Suite 900
Greenville, South Carolina 29601
Fax: (864) 250-2388

Exhibit A-4

To Seller:	Columbia Properties Vicksburg, LLC
c/o Tropicana Entertainment, Inc.
3930 Howard Hughes Parkway, Fourth Floor Las Vegas, Nevada 89169
Fax: (702) 589-3889 Attn: Legal Department

With a copy to:	Matthew McLaughlin, Esq. Balch & Bingham LLP
401 East Capitol Street, Suite 200
Jackson, Mississippi 39201
Fax: (866) 811-7321

To Escrow Agent:	Chicago Title and Trust Company
171 North Clark
Chicago, Illinois 60601
Fax: (312) 223-2108
Attn: Nancy Castro

or such other address or addresses as shall be designated by a party hereto to the others in writing.  Any such notice, claim or other communication shall be deemed conclusively to have been given and received (i) on the first business day following the day timely received by a national overnight courier, with the cost of delivery prepaid; or (ii) when otherwise personally delivered to the addressee.

Section 4.5                                   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings among them with respect to the matters provided for herein.

Section 4.6                                   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 4.7                                   Modification.  This Agreement may be modified, altered or amended only by a written instrument signed by each of the parties hereto.

Section 4.8                                   Method of Payment.  All transfers of funds pursuant to this Agreement shall be made by wire transfer of immediately available United States funds.

Section 4.9                                   References to Other Documents.  It is expressly understood and agreed by the parties hereto that all references in this Agreement to the Purchase Agreement are for the convenience of Purchaser and Seller and that Escrow Agent shall have no obligations or duties with respect thereto.

Section 4.10                            Waiver of Breach.  The waiver by Purchaser of a breach of this Agreement by Escrow Agent shall not constitute a waiver of any right or remedy Purchaser may have against Seller under the Purchase Agreement or hereunder.  The waiver by Seller of a breach of this Agreement by Escrow Agent shall not constitute a waiver of any right or remedy Seller may have against Purchaser under the Purchase Agreement or hereunder.

Exhibit A-5

Section 4.11                            Additional Actions and Documents.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

Section 4.12                            Waiver of Terms.  Any of the terms or conditions of this Agreement may be waived, but only in writing, at any time by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

Section 4.13                             Defined Terms.  Capitalized terms used herein and not otherwise defined herein or in the Purchase Agreement shall have the meaning set forth below:

“Final Determination” means (i) joint written instructions from Purchaser and Seller; (ii) the final and unappealable order of competent jurisdiction regarding the matter; or (iii) a final arbitration award regarding the matter.

[Signatures Appear on the Following Page]

Exhibit A-6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:

DELTA INVESTMENTS & DEVELOPMENT, LLC, a Nevada limited liability company

By:
Name:	J. Michael Caldwell
Title:	Member

SELLER:

COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company

By:
Name:
Title:

ESCROW AGENT:

CHICAGO TITLE AND TRUST COMPANY

By:
Name:	Nancy Castro
Title:	Escrow Officer

Exhibit A-7

SCHEDULE A

ESCROW AGENT’S FEE SCHEDULE

Escrow Agent’s fees shall be as follows:  (a) $300.00 for the first ninety (90) day period commencing as of the Effective Date, and (b) $150.00 for each ninety (90) day period thereafter.  All such fees shall be payable in advance on the first day of the period to which such fees relate and shall be prorated for any partial period.

Exhibit B

[RESERVED]

Exhibit B-1

Exhibit C

Instrument Prepared by

and Return to:

Balch & Bingham LLP

Attn:  Matthew P. McLaughlin

MS Bar # 100691

P.O. Box 22587

Jackson, MS 39201

(601)-961-9900

STATE OF MISSISSIPPI

COUNTY OF WARREN

SPECIAL WARRANTY DEED

GRANTOR’S ADDRESS:	GRANTEE’S ADDRESS:
COLUMBIA PROPERTIES VICKSBURG, LLC	DELTA INVESTMENTS &
Attn: Marc Rubenstein	DEVELOPMENT, LLC
3930 Howard Hughes Parkway, Fourth Floor
Las Vegas, NV 89169	Phone: ( )
Phone: ( )

Indexing Instructions:                       [                                 ]

Exhibit C-1

For and in consideration of the sum of Ten and No/100 Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt of which is hereby acknowledged, Columbia Properties Vicksburg, LLC, a Mississippi liability company (“Grantor”), does hereby sell, convey and warrant specially unto Delta Investments & Development, LLC, a Nevada limited liability company, (“Grantee”), the property situated and being in Warren County, Mississippi, more particularly described as follows, to-wit:

This conveyance is made subject to any and all easements, restrictive covenants and conditions, and prior oil, gas, and mineral reservations of record.

Taxes for the year 2010 are assumed by the Grantees.

WITNESS THE DULY AUTHORIZED SIGNATURE effective the             day of                              , 2010.

GRANTOR:

COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company

BY:

ITS:

Prepared without the benefit of title examination.

Exhibit C-2

STATE OF [                                    ]

COUNTY OF [                             ]

Personally appeared before me, the undersigned authority in and for the said county and state, on this the          day of                  , 2010, within my jurisdiction, the within named                                                        , who acknowledged that he/she is the                    of Columbia Properties Vicksburg, LLC, a Mississippi limited liability company, and as the act and deed of said limited liability company, he/she executed the above and foregoing instrument, after first having been duly authorized so to do.

NOTARY PUBLIC
My Commission Expires:

[S E A L]

Exhibit C-3

Exhibit D

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this “Assignment”), made as of                                       , 2010, by and between Columbia Properties Vicksburg, LLC, a Mississippi limited liability company (“Assignor”), and Delta Investments & Development, LLC, a Nevada limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee entered into that certain Asset Purchase Agreement dated                                 , 2010 (the “Agreement”), for the purchase and sale of certain real property (“Property”) more particularly described in Schedule 5.8(a) attached to the Agreement.

WHEREAS, this Assignment is being made pursuant to the terms of the Agreement for the purpose of assigning to Assignee all of Assignor’s right, title and interest in and to those certain leases as are set forth in Exhibit “A” attached hereto and incorporated herein by reference (the “Leases”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Assignment of Leases.  Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee the Leases and all of the right, title, estate, interest, benefits and privileges of the lessor thereunder, and Assignee hereby accepts such assignment, provided, however, that Assignor hereby retains all contract rights under the Leases which accrued prior to the transfer of the Property to Assignee, including, without limitation, any and all rights and causes of action to recover past-due rent or other charges due under the Leases.

2.                                       Assumption of Obligations.  By acceptance of this Assignment, Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations imposed upon or assumed by Assignor under the Leases.  Said assumption shall have application only to those obligations under the Leases first accruing or arising on or after the delivery of this Assignment and shall have no application to obligations accruing or arising prior to said date.  Without limiting the generality of the foregoing, Assignee acknowledges receipt from Assignor of the security deposits held under the Leases and Assignee hereby assumes the obligation to return the security deposit to the tenant under the Lease in accordance with the terms of the Leases.  Assignee shall defend, indemnify and hold harmless Assignor from and against any and all “Claims” asserted against or incurred by Assignor as a result of any acts or omissions occurring on or after the date of this Assignment in connection with the Leases.  Assignor shall defend, indemnify and hold harmless Assignee from and against any and all Claims asserted against or incurred by Assignee as a result of any acts or omissions of Assignor occurring prior to the date of this Assignment in connection with the Leases.  “Claims” means claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorneys’ fees, whether suit is instituted or not).

Exhibit D-1

3.                                       EXCEPT AS MAY BE SET FORTH IN ANOTHER DOCUMENT OR AGREEMENT, THE LEASES AND DEPOSITS ARE BEING ASSIGNED WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER.  ASSIGNEE IS HEREBY ACQUIRING THE LEASES AND DEPOSITS BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS.  ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESSED OR IMPLIED, CONCERNING THE LEASES AND DEPOSITS OR ASSIGNOR’S TITLE THERETO.

4.                                       Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereto.

5.                                       Attorneys’ Fees.  In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees.

6.                                       Governing Law.  This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of Mississippi.

7.                                       Counterparts.  This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first written above.

Exhibit D-2

SIGNATURE PAGE

ASSIGNMENT OF LEASES

Assignor: Columbia Properties Vicksburg, LLC

By:
Name:
Title:

Exhibit D-3

SIGNATURE PAGE

ASSIGNMENT OF LEASES

Assignee: Delta Investments & Development, LLC

By:
Name:
Title:

Exhibit D-4

Exhibit A

of

Assignment of Leases

List of the “Leases”

Exhibit A-1

Exhibit E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), made and entered into as of this          day of                                 , 2010, is by and between Columbia Properties Vicksburg, LLC, a Mississippi limited liability company (the “Assignor”), and Delta Investments & Development, LLC, a Nevada limited liability company (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of                                 , 2010 (the “Asset Purchase Agreement”); and

WHEREAS, Assignor is a party to certain agreements, contracts and commitments related to the business of Assignor being sold and transferred to Assignee pursuant to the Asset Purchase Agreement; and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor has sold and transferred certain of its business and assets to Assignee, and Assignee has agreed to assume certain liabilities and obligations of Assignor; and

WHEREAS, Assignor and Assignee now desire to evidence Assignor’s assignment of certain of its agreements, contracts and commitments to Assignee, and Assignee’s assumption of certain of the liabilities and obligations of Assignor;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth and set forth in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Assignment by Assignor.  Assignor hereby assigns, transfers, sells and conveys, by these presents, to Assignee, all of Assignor’s rights, title and interest in and to the following (collectively, the “Contracts”):

(a)                                  all contracts, agreements, licenses, equipment leases or arrangements (if any) that are listed or described on Schedule 2.1(f) to the Asset Purchase Agreement;

(b)                                 all guaranties, warranties and service contracts relating to the Purchased Assets.

2.                                       Assumption by Assignee.  Assignee does hereby assume and agree to perform, pay and discharge all obligations of Assignor under the Contracts that arise after the Effective Date. In addition, Assignee agrees to assume all obligations with respect to subscription fulfillment after the Effective Date.

3.                                       Further Assurances.  Assignor, upon the reasonable request of Assignee at any time and from time to time after the date hereof, will forthwith, at its own expense, execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and do all things necessary or proper, as such requesting party or its counsel may reasonably request, in order

Exhibit E-1

to vest perfect or confirm, of record or otherwise, the right, title and interest of Assignee, its successors and assigns, in and to the Purchased Assets.

4.                                       Defined Terms.  Unless otherwise indicated, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

5.                                       Other Agreements.  This Agreement shall be subject to the terms and conditions of the Asset Purchase Agreement, and shall in no way alter the provisions of the Asset Purchase Agreement, or the rights and responsibilities of the parties thereto.

6.                                       Headings.  The headings contained in this Agreement as to the contents of particular sections or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of particular sections or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

7.                                       Governing Law.  This Agreement shall be governed by, and controlled, construed and enforced in accordance with the laws of the State of Mississippi, without regard to its choice of laws principles.

8.                                       Counterparts.  This Agreement may be executed simultaneously and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.                                       Successor and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.                                 Miscellaneous.  This Agreement may be amended or modified only in a written instrument signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

Exhibit E-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalves by their respective duly authorized officers all as of the day and year first above written.

COLUMBIA PROPERTIES VICKSBURG, LLC
By:
Its

DELTA INVESTMENTS & DEVELOPMENT, LLC
By:
Its

Exhibit E-3

Exhibit F

BILL OF SALE

THIS BILL OF SALE is executed and delivered as of the          day of                               , 2010, by COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company (“Seller”), for the benefit of DELTA INVESTMENTS & DEVELOPMENT, LLC, a Nevada limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller has sold and conveyed to Buyer the real property identified as                          (the “Property”) more particularly described in that certain Quitclaim Deed executed by Seller in favor of Buyer dated as of the date hereof; and

WHEREAS, in connection with such conveyance of the Property, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all right, title and interest of Seller in and to the tangible personal property located on the Property and used in connection with operation and maintenance of the improvements on the Property, if any (the “Personal Property”);

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid at or before the execution, sealing and delivery hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby agrees as follows:

1.                                       Sale and Conveyance.  Seller hereby sells, transfers and conveys unto Buyer, its successors and assigns, to the extent assignable without third party consents or any cost or expense to Seller, all right, title and interest of Seller in and to the Personal Property.

2.                                       Disclaimer.  This Bill of Sale is made without warranty, representation, or guaranty by, or recourse against Seller of any kind whatsoever.

3.                                       Governing Law.  This Bill of Sale shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without reference to the conflicts of laws or choice of law provisions thereof.

4.                                       Binding Effect.  This Bill of Sale shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

Exhibit F-1

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized signatory as of the day and year first above written.

SELLER:

COLUMBIA PROPERTIES VICKSBURG, LLC
BY:

ITS:

Exhibit F-2

Exhibit G

Customer Database

Exhibit G-1

Exhibit H

Non-Foreign Affidavit

Exhibit H-1

Schedule 1.1.1

Seller Knowledge Parties

Scott Butera

Lance Millage

Purchaser Knowledge Parties

J. Michael Caldwell

Schedule 2.1(a)

Assumed Leased Real Property

Company Party	Other Party	Conveyance Instrument	Execution Date	Expiration Date
Columbia Properties Vicksburg, LLC	City of Vicksburg	Riverboat Property Lease	6/23/1993	6/23/2023
Columbia Properties Vicksburg, LLC	City of Vicksburg	Amended and Restated Master Agreement	10/22/2003	10/22/2023
Columbia Properties Vicksburg, LLC	City of Vicksburg	Master Agreement	1/23/1993
Columbia Properties Vicksburg, LLC	Sally S. McDaniel, a/k/a Sally Sheffield	Data Warehouse Lease Agreement	3/01/2009	2/28/2011

2

Schedule 2.1(c)

Equipment

See the attached list of gaming equipment.

Hotel Equipment needs to be added.

3

Schedule 2.1(f)

Assumed Agreements

Contract	Company Party	Third Party	Execution Date	Term
Electronic Table System Lease Agreement	Horizon Casino Hotel	Shuffle Master	6/10/2010	Month to month
Rental Participation Agreement	Columbia Properties Vicksburg, LLC	Bally Gaming, Inc.	4/30/2010	Month to month
Vehicle Lease Agreement (Ford Escape)	Columbia Properties Vicksburg, LLC	Enterprise Fleet Management	6/28/2010	4 Years
Lease Agreement Dishmachine Equipment	Columbia Properties Vicksburg, LLC	Ecolab, Inc.	5/27/2010	1 year Auto annual renewal
Gaming Device Lease	Tropicana Entertainment, Inc. d/b/a Horizon Hotel and Casino	Aruze Gaming America, Inc.	9/16/2010	180 Days - 3/10/2011 (Automatic monthly renewals)
Gaming Device Agreement	Columbia Properties Vicksburg, LLC	Aristocrat Technologies, LLC	6/15/2010	180 Days (Automatic 180 day renewals)
Addendum to Proprietary Game Master Agreement	Tropicana Holdings, LLC	AC Coin & Slot Service Co., Inc.	6/8/2010	Month to month
Software Maintenance Agreement	Columbia Properties, Vicksburg, LLC	Micros	9/1/2010	1 Year
General Terms & Conditions Agreement Software License Agreement	Columbia Properties Vicksburg, LLC	IGT	3/01/2010	1 Year
Mitsubishi UPS and Battery Service/Maintenance Agreement	Horizon Casino	Electronic Power Systems, Inc.	1/01/2010	1 Year
Addendum to Vertical Transportation Agreement	Tropicana Entertainment, Inc.	Thyssenkrupp Elevator Corporation	4/1/2010	unknown
Sign Rental	Horizon Casino	Vision Outdoor,	7/23/2010	1 Year

4

Agreement		LLC
The Lamar Companies Contract (Contract # 1293905)	Horizon Casino Vicksburg by Tropicana Entertainment, Inc.	Lamar Company	6/16/2010	Unknown (copy no legible)
The Lamar Companies Contract (Contract # 1146258)	Horizon Casino - Vicksburg	Lamar Company	1/20/2010	Unknown (copy no legible)
The Lamar Companies Contract (Contract # 1298454)	Tropicana Entertainment, Inc.	Lamar Company	6/16/2010	Unknown (copy no legible)
The Lamar Companies Contract (Contract # 1304304)	Horizon Casino	Lamar Company	7/20/2010	Unknown (copy no legible)
Yellow Pages Advertising	Horizon Casino Hotel Vicksburg	Yellow Book USA	3/10/2010	Unknown (copy no legible)
Trademark and Domain Name Assignment Agreement	Tropicana Entertainment, LLC	Wimar Tahoe Corporation	6/12/2009
Easement Agreement for Sidewalk	Columbia Properties Vicksburg, LLC	Midsouth Rail Corporation	6/21/1993

Below Agreements also shown on Schedule 2.1(b) Assumed Lease Real Property

Company Party	Other Party	Conveyance Instrument	Execution Date	Expiration Date
Columbia Properties Vicksburg, LLC	City of Vicksburg	Riverboat Property Lease	6/23/1993	6/23/2023
Columbia Properties Vicksburg, LLC	City of Vicksburg	Amended and Restated Master Agreement	10/22/2003	10/22/2023
Columbia Properties Vicksburg, LLC	City of Vicksburg	Master Agreement	1/21/1993
Columbia Properties Vicksburg, LLC	Sally S. McDaniel a/k/a Sally Sheffield	Data Warehouse Lease Agreement	3/01/2009	2/28/2011

5

Purchaser reserves the right to assume or exclude the following agreements once copies are provided to Purchaser for review.

Glory (USA), Inc. Service Agreement	Columbia Properties Vicksburg, LLC	Glory (USA), Inc.	10/01/2009
Konami Gaming, Inc. — in connection with UCC filed10/8/2010	Columbia Properties Vicksburg, LLC	Konami Gaming	10/ /2010
WMS Gaming, Inc. — in connection with UCC filed 8/31/2004 & Continued until 8/31/2014	Columbia Properties Vicksburg, LLC	WMS Gaming, Inc.	?
Atlantic City Coin and Slot Service Company - in connection with UCC filed	Columbia Properties Vicksburg, LLC	Atlantic City Coin and Slot Service Company

6

Schedule 2.2(c)

Excluded Agreements

Contract	Company Party	Third Party	Execution Date	Term
Computer Rental Agreement	Columbia Properties Vicksburg, LLC d/b/a Horizon Casino Hotel	SCA Promotions, Inc.	3/01/2010	1 Year
License,/Lease/Service Agreement — ACE shuffler	Columbia Properties Vicksburg, LLC d/b/a Horizon Casino — Vicksburg	Shuffle Master, Inc.	7/18/2009	Month to month
Financial Advisors Letter of Intent	Columbia Properties Vicksburg, LLC	MFR Partners, LLC f/k/a GEM Advisors, Inc.	5/1/2007 Amended 2/25/08

7

Schedule 2.2(k)

Excluded Intellectual Property

The following domain names:

www.horizonvicksburgcasino.com

www.horizonvicksburg.com

www.horizoncasinovicksburg.com

www.horizoncasino.com

8

Schedule 5.4(a)

Conflicts

Certain of the Purchased Assets are subject to a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing in favor of Ichan Agency Services LLC and secure a $150,000,000 Credit Facility with Tropicana Entertainment, Inc. as Borrower.

9

Schedule 5.4(b)

Seller Consents of Third Parties

1.             Seller must surrender its Mississippi Gaming Commission operator’s license upon licensure of Purchaser.

2.             The following third parties must consent to the assignment to Purchaser of their contracts with Seller:

Party Requiring Consent	Contract
MFR Partners LLC	Financial Advisors Letter of Intent
Aristocrat Technologies, Inc.	Gaming Device Agreement
Bally Gaming, Inc.	Rental Participation Agreement
Electronic Power Systems, Inc.	Annual Service Agreement
International Game Technology	Software License and Maintenance Agreement
Micros	Standard Terms and Conditions of Sales Contract (One Year Warranty)
SGA Promotions, Inc.	Computer Rental Agreement
City of Vicksburg	Second Riverboat Property Lease and Amended and Restated Master Agreement of Purchase and Sale
Sally Sheffield	Data Warehouse Lease Agreement
Lay, Pitman & Associates, Inc.	Consulting Agreement
Vision Outdoor, LLC	Sign Rental Agreement
AC Coin & Slot Service Co., Inc.	Addendum to Proprietary Game Master Agreement
Ichan Agency Services LLC	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing and other credit facility documents

10

Schedule 5.5

Title to Purchased Assets

Certain of the Purchased Assets are subject to a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing in favor of ICHAN Agency Services LLC and secure a $150,000,000 Credit Facility with Tropicana Entertainment Inc. as Borrower.  This Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing will be discharged in relation to the Purchased Assets at or prior to Closing.

11

Schedule 5.6

Financial Statements

See the following attached financial statements:

1.     The audited balance sheet of and statement of income for the twelve (12) month period ending December 31, 2009.

2.     The unaudited balance sheets as of and statements of income for the three (3) month period ending September 30, 2010.

Seller to provide a description of all material services provided by any Affiliate to the Seller and those provided by Seller to any Affiliate, and the respective compensation for the costs of the services.

12

Schedule 5.8(a)

Owned Real Property

Legal descriptions to be inserted or attached hereto.

13

Schedule 5.8(b)

Leased Real Property

Conveyance
Company Party	Other Party	Instrument	Execution Date	Expiration Date
Columbia Properties Vicksburg, LLC	City of Vicksburg	Riverboat Property Lease	6/23/1993	6/23/2023
Columbia Properties Vicksburg, LLC	City of Vicksburg	Amended and Restated Master Agreement	10/22/2003	10/22/2023
Columbia Properties Vicksburg, LLC	City of Vicksburg	Master Agreement	1/23/1993
Columbia Properties Vicksburg, LLC	Sally Sheffield	Data Warehouse Lease Agreement	3/01/2009	2/28/2011

14

Schedule 5.9

Material Contracts

Contract	Company Party	Third Party	Execution Date	Term
Addendum to Proprietary Game Master Agreement	Horizon Casino Hotel	AC Coin & Slot Service Co., Inc.	12/12/2009	Month to month
Sign Rental Agreement	Horizon Casino	Vision Outdoor, LLC	7/23/2010	1 Year
Gaming Device Agreement	Columbia Properties Vicksburg, LLC	Aristocrat Technologies, Inc.	6/15/2010	180 Days (Automatic renewal)
Gaming Device Lease	Tropicana Entertainment, Inc. d/b/a Horizon Hotel and Casino	Aruze Gaming America, Inc.	9/16/2010	180 Days (Automatic renewal)
Rental Participation Agreement	Columbia Properties Vicksburg, LLC	Bally Gaming, Inc.	4/30/2010	Month to month
Vehicle Lease Agreement (Ford Escape)	Columbia Properties Vicksburg, LLC	Enterprise Fleet Management	6/28/2010	4 Years
Mitsubishi UPS and Battery Service/Maintenance Agreement	Horizon Casino	Electronic Power Systems, Inc.	1/01/2010	1 Year
Glory (USA), Inc. Service Agreement	Columbia Properties Vicksburg, LLC	Glory (USA), Inc.	10/01/2009
General Terms & Conditions Agreement Software License Agreement	Columbia Properties Vicksburg, LLC	IGT	3/02/2010
Maintenance Service Agreement	JMBS Casino, LLC d/b/a Horizon Casino Vicksburg	Kossen Equipment, Inc.	6/29/2010
The Lamar Companies Contract (Contract # 1293905)	Tropicana Entertainment, Inc.	Lamar Company	6/16/2010
The Lamar Companies Contract	Tropicana Entertainment,	Lamar Company	1/20/2010

15

(Contract # 1146258)	Inc.
The Lamar Companies Contract (Contract # 1298454)	Tropicana Entertainment, Inc.	Lamar Company	7/20/2010
Computer Rental Agreement	Horizon Casino Hotel	SCA Promotions, Inc.	3/01/2010	1 Year
Electronic Table System Lease Agreement	Horizon Casino Hotel	Shuffle Master	5/20/2010	Month to month
The Lamar Companies Contract (Contract # 1304304)	Tropicana Entertainment, Inc.	Lamar Company	7/20/2010
License and Lease Agreement	Horizon Casino Hotel	Shuffle Master	6/25/2009	Month to month
Trademark License Agreement	Tropicana Entertainment, LLC	Lake Tahoe Casino Realty I, LLC
Trademark Sublicense Agreement	Lake Tahoe Casino Realty I, LLC	LV Casino, LLC
Financial Advisors Letter of Intent	Columbia Properties Vicksburg, LLC	MFR Partners LLC
Easement Agreement for Sidewalk	Columbia Properties Vicksburg, LLC	Midsouth Rail Corporation	6/21/1993

16

Schedule 5.10

Litigation; Orders

See the attached list of litigation matters and open claims.

17

Schedule 5.11

Compliance with Environmental Laws

OSHA Complaint 207562364

The Seller addressed the issues brought to light in this complaint and has not received any further correspondence from OSHA.

18

Schedule 5.12(b)

Employment Agreements

There are no employment agreements.

19

Schedule 5.12(e)

Employee Information

This will be provided prior to Closing.

20

Schedule 5.13(a)

Seller Benefit Plans

Plan Type	Description	Rules	Number of Vicksburg Employee Participating
Medical: CIGNA	Two Plans; HRA — Choice Plan OAP — Open Access Plus Plan	Hourly employees are eligible 1st of the month following 90 days from DOH Salaried employees are eligible 1st of the month following DOH	HRA: 97 OAP: 0
Dental: Delta Dental	One Plan	If the employee elects the medical HRA, dental is bundled. If the employee elects the medical OAP, they have the option of not electing the dental plan.	97
Vision: CIGNA	One Plan	If the employee elects the medical HRA, vision is bundled. If the employee elects the medical OAP, they have the option of not electing the vision plan.	97
401K: T. Rowe Price	One Plan	No employer Match	14
Flexible Spending Accounts	Two Plans; FSA — Health Care FSA — Dependent Care		Medical: 2 Dependent: 0
Short Term Disability (Executive Plan)	Company Paid Plan for GM only	Company pays STD for coverage up to the maximum of $1,500 per week or 60% of salary, whichever is less.	1
Short Term Disability (Executive Plan)	Employee Paid Plan for GM only	Executive may elect to purchase additional STD for coverage up to the maximum of $1,500 per week or 60% of salary, whichever is less.	0
Short Term Disability	Company Paid Plan	If the employee elects the medical HRA, Co paid STD is provided. The benefit pays 60% of salary up to $250/week.	97
Short Term Disability	Employee Paid Plan	Can purchase extra STD up to a maximum of 950/week or 60% of salary whichever is less.	8
Long Term Disability (Executive	Company Paid Plan for GM only	Company pays LTD for coverage up to the maximum of $15,000 per month or 60% of salary, whichever is less.	1

21

Plan)
Long Term Disability	Employee Paid Plan	Employee can purchase LTD up to a maximum or $5,000 per month or 60% of salary whichever is less.	32
Life Insurance	Company Paid	If the employee elects the medical HRA, Co paid Life is provided. The benefit pays 1xsalary up to $150,000.	97
Life Insurance	Voluntary	Employee can purchase Life Insurance 5x salary up to $500,000. EOI required at 300,000.	58
Life Insurance	Spouse	Employee can purchase Life Insurance for spouse up to a maximum coverage of $20,000	19
Life Insurance	Children	Employee can purchase Life Insurance for children up to a maximum coverage of $20,000	30

22

Schedule 5.13(b)

Assumed Benefit Plans

None

23

Schedule 5.14

Financial Advisors

GEM Advisors, Inc. n/k/a MFR Partners, LLC

24

Schedule 5.15

Permits; Compliance with Laws

Permit/License	Type	Issuing Agency	Renewed	Frequency	Due Date
593	Gaming License	Mississippi Gaming Commission	10/27/2009	3 years	10/26/2012
587361 (Star of Vicksburg)	Homeland Security Vessel	United States Coast Guard	3/23/2010	Annual	3/31/2011
C1002-MS-13	Marine Inspection	ABS Consulting Risk/Marine Services		Annual	8/17/2011
4240038	Food Permit (Employee Café.)	Mississippi Department of Health		Annual	11/24/2010
4240040	Food Permit (Josh’s Steak House)	Mississippi Department of Health		Annual	12/09/2010
4240028	Food Permit (Casino 1 Captain)	Mississippi Department of Health		Annual	11/24/2010
21934	Alcoholic Beverage Permit	Mississippi Department of Revenue/ABC		Annual	11/02/2010
75-13070-8	Beer Permit and Privilege License	Mississippi Department of Revenue		Annual	9/01/2011
2009-11188	Privilege License	City of Vicksburg		Annual	9/30/2010
AC# 075-13070-8	Sales and Use Tax	Mississippi Department of Revenue
208107 (2009-82)	Privilege License (Music Machine)	City of Vicksburg		Annual	1/31/2011
15USC1173	Gambling Device Registration	Attorney General’s Office		Annual	12/31/2010
WQCQ826	Security Radios	Federal Communications Commission			5/04/2015

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Schedule 5.17(a)

Vessel

The Vessel is subject to a First Preferred Ship Mortgage in favor of Ichan Agency Services LLC and secures a $150,000,000 Credit Facility with Tropicana Entertainment Inc. as Borrower.  This First Preferred Ship Mortgage will be discharged and released from the Vessel at or prior to the Closing.

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Schedule 5.18(a)

Accounts and Notes Receivable and Payable

This will be provided prior to Closing.

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Schedule 9.2(a)

Reservations

See the attached list of reservations.

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Schedule 9.2(d)

Safe Deposit Boxes

See the attached list of safe deposit boxes.

Seller to provide list of safe deposit boxes.

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Schedule 9.4

Insurance Policies

General Liability

Insurer: Liability Insurance Underwriters

Policy Number: EGL-NY-206106-100

Coverage Limit: $1,000,000

Automobile Liability

Insurer: Zurich American Insurance Co.

Policy Number: BAP 5095788-00

Coverage Limit: $2,000,000

Garagekeepers Liability

Insurer: Zurich American Insurance Co.

Policy Number: BAP 5095788-00

Coverage Limit: $1,000,000

Excess Liability

Carrier (Layer 1): Catlin Insurance Co. (UK) Ltd.

Policy Number: XSA 10006-0609

Coverage Limit: $15,000,000

Carrier (Layer 2): Lexington Insurance Co.

Policy Number: 117-28-82

Coverage Limit: $20,000,000

Carrier (Layer 3): Allied World National Assurance

Policy Number: C010907/001

Coverage Limit: $15,000,000

Carrier (Layer 4): Lexington Insurance Co.

Policy Number: 668-47-04

Coverage Limit: $25,000,000

Carrier (Layer 5): Navigators Insurance Co.

Policy Number: NY09EXC086738NV

Coverage Limit: $25,000,000

Carrier (Layer 6): Illinois Union Insurance Company

Policy Number: G24101174 001

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Coverage Limit: $25,000,000

Carrier (Layer 7): Torus Insurance (Bermuda) Limited

Policy Number: BDA FF01-2009-0024

Coverage Limit: $25,000,000

Carrier (Layer 8): Endurance American Specialty Insurance Co.

Policy Number: ELD1000182700

Coverage Limit: $25,000,000

Carrier (Layer 9): AXIS Surplus Insurance Co.

Policy Number: ENU751048/01/2010

Coverage Limit: $25,000,000

Carrier (Layer 10): The American Assurance Company

Policy Number: SHX 00074387333

Coverage Limit: $25,000,000

Carrier (Layer 11): Ohio Casualty Insurance Company

Policy Number: ECO (10) 54377316

Coverage Limit: $25,000,000

Worker’s Compensation

Insurer: American Zurich Insurance Co.

Policy Number: WC 5095787-00

Coverage Limit: $1,000,000

Non-Owned Aircraft Liability

Insurer: Arch Insurance Company

Policy Number: 11NOA70516 02

Coverage Limit: $1,000,000

Storage Tank Liability

Insurer: Illinois Union Insurance Company

Policy Number: UST G24887315 001

Coverage Limit: $5,000,000

Water Quality Pollution Liability

Insurer: Water Quality Insurance Syndicate

Policy Number: 43-50940

Coverage Limit A (Oil Discharge): varies per vessel

Coverage Limit B (Hazardous Substance Discharge): $5,000,000

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Coverage Limit C (Defense Cost Assoc. to A & B): included in limits

Coverage Limit D (Fines & Penalties): $157,500

Coverage Limit E (Other than Oil and Hazardous Substance): $1,000,000

Coverage Limit F (Salvaging, Cleanup, Offloading Etc.): $1,000,000

Coverage Limit G (Public Relations): $100,000

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Schedule 10.1(c)

Hotel Roof Repair and Mold Remediation

Roof Repairs: The roof is made up of a single ply membrane area and a sheet metal mansard area. The membrane area was carefully inspected and no defects were found. The sheet metal mansard area was carefully inspected and the source of the water infiltration was found to be leaks in the gutter system. The gutter system is accessible only from the exterior of the roof. R&R Sheet Metal has been contracted to repair the gutter system by the application of specialty mastic material and will be reinforced with fabric. This work is contingent on weather conditions but should be complete by mid December 2010.

Mold Remediation: Forensic Analytical Consulting Services conducted a mold assessment and identified 10 rooms that required professional remediation on October 20, 2010. This service was contracted and is underway now. This work will be monitored and checked for compliance by FACS when the work is complete which is expected by the end of Nov. There were several areas of minor nuisance mold which the staff was trained to remediate those areas by FACS.

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Schedule 11.2

Purchase Price Allocation

34

Purchaser Schedules

35

Schedule 6.4(b)

Purchaser Consents of Third Parties

1.                                       Mississippi Gaming Commission — Seller must obtain certain approvals relative to the sale of the Purchased Assets, including the licensure of the Purchaser and the findings of suitability of certain individuals and entities associated therewith.

2.                                       Mississippi Department of Revenue, Alcoholic Beverage Control Division — The Alcoholic Beverage Control Division of the Mississippi Department of Revenue must approve the transfer of Seller’s on-premises alcoholic beverage retailer’s permit to Purchaser.

3.                                       Mississippi Department of Revenue — Purchaser must register with the Mississippi Department of Revenue and obtain a Retail Beer Permit and Privilege License.

4.                                       Mississippi Department of Revenue, Miscellaneous Tax Division — Purchaser must provide a surety bond as required for gaming establishments to the Mississippi Department of Revenue.

5.                                       United States Coast Guard — Purchaser must obtain a new vessel registration certificate.

6.                                       Mississippi Department of Health — Purchaser must obtain food service permits.

7.                                       United States Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau — Purchaser must register as an alcohol dealer.

8.                                       United States Department of Justice — Purchaser must submit to the Department of Justice its Request for Registration under the Gambling Devices Act.

9.                                       City of Vicksburg — Purchaser must obtain privilege licenses from the City of Vicksburg.

10.                                 Federal Communications Commission — Purchaser must obtain a license from the Federal Communications Commission to operate certain security radios.

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Schedule 6.6

Purchaser Financial Advisors

None.

37

Schedule 10.1(b)

Purchaser Required Governmental Consents

1.                                       Mississippi Gaming Commission — Seller must obtain certain approvals relative to the sale of the Purchased Assets, including the licensure of the Purchaser and the findings of suitability of certain individuals and entities associated therewith.

2.                                       Mississippi Department of Revenue, Alcoholic Beverage Control Division — The Alcoholic Beverage Control Division of the Mississippi Department of Revenue must approve the transfer of Seller’s on-premises alcoholic beverage retailer’s permit to Purchaser.

3.                                       Mississippi Department of Revenue — Purchaser must register with the Mississippi Department of Revenue and obtain a Retail Beer Permit and Privilege License.

4.                                       Mississippi Department of Revenue, Miscellaneous Tax Division — Purchaser must provide a surety bond as required for gaming establishments to the Mississippi Department of Revenue.

5.                                       United States Coast Guard — Purchaser must obtain a new vessel registration certificate.

6.                                       Mississippi Department of Health — Purchaser must obtain food service permits.

7.                                       United States Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau — Purchaser must register as an alcohol dealer.

8.                                       United States Department of Justice — Purchaser must submit to the Department of Justice its Request for Registration under the Gambling Devices Act.

9.                                       City of Vicksburg — Purchaser must obtain privilege licenses from the City of Vicksburg.

10.                                 Federal Communications Commission — Purchaser must obtain a license from the Federal Communications Commission to operate certain security radios.

38